FULL SERVICE OFFICE LEASE

BEDFORD PROPERTY INVESTORS, INC.,

AS LANDLORD

AND

ECOLLEGE.COM,

AS TENANT

FOR PREMISES LOCATED AT

4900 SOUTH MONACO STREET, DENVER, COLORADO,

SUITES 180 AND 200

FULL SERVICE OFFICE LEASE

This Full Service Office Lease (this "Lease") is entered into by and between "Landlord" and "Tenant" (defined below and collectively the "Parties") and dated for reference purposes only as of March 29, 2002.

Article 1 BASIC LEASE TERMS

In addition to the terms defined in Article 2 and elsewhere in this Lease, the terms set forth below shall have the meanings herein specified when referred to in this Lease:

1.1 Rent Payment Address: Bedford Property Investors, Lockbox No. 73048-Belleview, P.O. Box 60000, San Francisco, CA 94160-3048.

1.2 Landlord & Notice Address: Bedford Property Investors, Inc., 270 Lafayette Circle, Lafayette, CA 94549; facsimile number (925) 283-0896, with a copy to Bedford Property Investors, 10771 E. Easter Ave., Suite 160, Englewood, CO 80112, Attn. Regional Manager; facsimile number (303) 708-1222.

1.3 Tenant & Notice Address: eCollege.com, a Delaware corporation. Notices to Tenant should be sent to eCollege, 10200 A East Girard Avenue, Denver CO 80231; facsimile number (303) 873-7449, attn.: Deborah Moulton.

1.4 Premises: Suites 180 and 200 containing approximately 47,615 square of Rentable Area on the first and second floors of the Building, as such space is outlined in Exhibit A attached hereto. Landlord and Tenant agree that the foregoing square footage of Rentable Area in the Premises shall be deemed the Rentable Area in the Premises and shall not be subject to further measurement.

1.5 Building: The land (consisting of approximately 4.642 gross acres) and the three story building and other improvements constructed on such land, all located at 4900 South Monaco Street, Denver, Colorado, as such Building is outlined in Exhibit A.

1.6 Term:

(A) July 15, 2002 (the "Estimated Commencement Date").

(B) Sixty two months commencing on the Commencement Date (hereinafter defined), plus any partial month in which the Commencement Date occurs. If the Commencement Date is other than the first day of a calendar month, the first month shall include the remainder of the calendar month in which the Commencement Date occurs plus the first full calendar month thereafter, and monthly Rent for such first month shall include the full monthly Rent for the first full calendar month plus monthly Rent for the partial month in which the Commencement Date occurs prorated on a daily basis at the monthly Rent provided for the first calendar month.

1.7 (A) Base Rent:

Rentable Approximately 47,615 Square Feet

Months	Annual/SF	Monthly	Annually
1	$-0-	$-0-	$-0-
2 - 12	$9.50	$37,695.21	$414,647.29 (i.e., over 11 months)
13 - 24	$20.50	$81,342.29	$976,107.50
25 - 36	$21.00	$83,326.25	$999,915.00
37 - 48	$22.00	$87,294.17	$1,047,530.00
49 - 62	$23.00	$91,262.08	$1,095,145.00

If the Commencement Date is other than the first day of a calendar month, the first month shall include the remainder of the calendar month in which the Commencement Date occurs plus the first full calendar month thereafter; provided, however, that the inclusion of any partial month in the first full calendar month shall not entitled Tenant to any additional free rent. Any free rent shall be applied on a daily basis (based on a 30 day month) so that Tenant does not receive additional free rent if the first month includes a full calendar month plus any partial month.

Notwithstanding the foregoing schedule for Base Rent, Landlord agrees to provide Tenant with a credit of $25,000.00 to be applied against the monthly Base Rent due in the 38th month following the Commencement Date, provided that there does not exist an uncured default by Tenant under this Lease. Tenant will not be entitled to such credit if Tenant is in default of this Lease at the time the applicable credit is scheduled to occur until such default is cured and to the extent such default is cured after the time such credit would have applied, Tenant will be entitled to reinstatement and application of the credit that it missed against the next ensuing payment of monthly Base Rent, so long as no other default exists at the time of the credit.

1.8 Lease Fee: $62,000.00, which may be in the form of a Letter of Credit as provided in Article 6 of this Lease.

1.9 Permitted Use: General office purposes and data center.

1.10 Initial Pro Rata Percent: 58.42% (i.e., 47,615 square feet of Rentable Area in the Premises divided by 81,508 square feet of Rentable Area in the Building).

1.11 Landlord's Allowance: $30.00 per square foot times the Rentable Area.

1.12 CC&Rs: The term "CC&R's" shall mean all recorded covenants, conditions and restrictions, private agreements, reciprocal easement agreements, and any other recorded instruments affecting the use of the Premises which now or hereafter may be recorded or otherwise affect the Building, including the Declaration of Protective Covenants of Regency West Denver Tech Center recorded June 5, 1986, at Reception No. 077722 in the official records of Denver, Colorado, together with the Review Procedures, Master Plan and Design Criteria of the Architectural Control Committee established thereunder, as the same may be amended from time to time. Landlord shall notify Tenant of any new or proposed CCR's not in place as of the date of this Lease.

1.13 Management Fee: Shall be in accordance with market standard fees for similar class full service office buildings in the Denver Tech Center area for property managers performing comparable services. Currently Landlord's Management Fee is four percent of the gross rental receipts paid under this Lease.

1.14 Broker: Collectively, John C. Marold of CB Richard Ellis representing Landlord and Liberty Greenfield, LLP representing Tenant.

1.15 Contents: This Lease consists of Article 1 through Article 32; and the following addenda and Exhibits all of which are attached hereto and incorporated herein by this reference:

Exhibit A - Plan of the Building and Floor Plan of the Premises

Exhibit B - Work Letter for Construction Obligations

Exhibit C - Acknowledgment of Commencement of Term

Exhibit D - Rules and Regulations

Exhibit E - Cleaning Specifications

Exhibit F - HVAC Specifications

Addendum No. 1

Addendum No. 2

Article 2. DEFINITIONS

The terms defined in this Article 2 shall, for all purposes of this Lease and all agreements supplemental hereto, have the meanings herein specified unless expressly stated otherwise.

2.1 "Additional Rent" means all items specified as Additional Rent in Sections 5.2, 7.5, 8.4, 10.2, 17.3, 18.2, 23.5 and elsewhere in this Lease.

2.2 A "Bankruptcy Event" is (1) a court filing by or against Tenant or Landlord, of pleadings to initiate a bankruptcy petition of any kind, or the appointment of a receiver or trustee of any or all of Tenant's assets, which is not withdrawn or dismissed within 90 days of filing, or (2) a receiver or trustee taking possession of any of the assets of Tenant or Landlord, or if the leasehold interest herein passes to a receiver or trustee, or (3) Tenant or Landlord making an assignment for the benefit of creditors or petitioning for or entering into an arrangement with creditors during the Term.

2.3 "Base Year Operating Costs" shall be the Operating Costs incurred by Landlord for the 12 months immediately following the Commencement Date assuming full occupancy of the Building for that 12-month period and adjusted accordingly to reflect the amounts that would have been incurred by Landlord for such 12-month period following the Commencement Date as if the Building had been 95% leased and occupied for that 12 month period to take into consideration Operating Costs that vary with occupancy. Base Year Operating Costs are estimated to be $4.71 per square foot of Rentable Area on an annual basis. For each Extended Term (as defined in Addendum No. 1), there will be a new year for Base Year Operating Costs as provided in Addendum No. 1 attached hereto, and such new Base Year Operating Costs shall be the greater of (i) the actual Operating Costs for the calendar year in which the applicable Extended Term will commence or (ii) the Operating Costs for the calendar year in which the applicable Extended Term will commence, as such Operating Costs are adjusted as if the Building were at least 95% percent occupied and operational for the whole of such Lease Year to take into consideration Operating Costs that vary with occupancy.

2.4 "Base Year Taxes" shall be the Taxes assessed in the calendar year 2003 to reflect the fully assessed taxes based on a completed Building that is 95% leased and built out. For reference only, the Taxes are estimated to be $3.29 per square foot of Rentable Area for 2002. For Each Extended Term, there will be a new year for Base Year Taxes as provided in Addendum No. 1 attached hereto.

2.5 Intentionally Deleted.

2.6 "Capital Costs" means the following: (i) exterior wall painting for the Building; (ii) costs reasonably incurred for the purpose of reducing other operating expenses or utility costs, from which Tenant can expect a reduction in the amounts it would otherwise expend, or reimburse Landlord; and/or (iii) costs of capital improvements made by Landlord that are required by Laws or Regulations now or hereafter in effect that were not applicable to the Building at the time of execution of this Lease. Capital Costs are includable in Operating Costs each year only to the extent of that fraction allocable to the year in question calculated by amortizing such Capital Costs over the reasonably useful life of the improvement resulting therefrom, as determined by Landlord, with interest on the unamortized balance at 10% per annum.

2.7 "Commencement Date" means the earlier of: (i) the date when Tenant takes possession of the Premises, or (ii) the date when the Leasehold Improvements have been Substantially Completed (as defined in Exhibit B attached hereto) or are deemed Substantially Completed, but in no event prior to July 15, 2002.

2.8 "Common Areas" means certain interior and exterior common and public areas located in or around the Building designated by Landlord for the general non-exclusive use and convenience of Tenant and of other Building tenants and their authorized representatives and invitees. Common Areas include, but are not limited, corridors, stairways, elevator shafts, janitor rooms, driveways, parking areas, and landscaped areas, all as generally described or shown on Exhibit A attached hereto. Common Areas also include systems within the Premises and Building that also serve other tenants such as plumbing, fire sprinkler or non-exclusive HVAC.

2.9 "Electrical Costs" mean: (a) charges paid by Landlord for electricity; (b) costs incurred in connection with an energy management system for the Building; and (c) if and to the extent permitted by Law, a fee for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for electricity, provided that such fee shall not exceed 50% of any documented savings obtained by Landlord. Electrical Costs shall be adjusted as follows: (i) amounts due and owing to Landlord as reimbursement from tenants for above standard electrical consumption (as set forth in Section 7.7 herein) shall be deducted from Electrical Costs; (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Electrical Costs; and (iii) if any tenants of the Building, including Tenant, are billed directly by a utility company for the cost of electricity to their premises as a separate charge, the cost of electricity to such tenant spaces in the Building shall be deducted from Electrical Costs.

As provided in Section 7.7 of this Lease, the Premises may be separately submetered for electricity. If the Premises are separately submetered, then Tenant will be responsible for paying for the cost of electricity used in the Premises, which will be estimated by Landlord, included on a estimated basis in the monthly payment of Additional Rent and included as part of the annual the annual reconciliation of Operating Costs as provided in Section 5.2.4. In such event, electricity used to operate the climate control in the Premises as provided in Section 7.1 hereof may not be separately submetered, but the cost will be included as part of Operating Costs. For purposes of calculating Tenant's Pro Rata Percent of increases in Operating Costs, Operating Costs shall not include the cost for electricity provided to premises leased to other tenants in the Building, except for the cost of electricity to provide climate control and Common Areas which shall be included. Landlord agrees to use its good faith efforts in allocating electricity use for Climate Control, the Common Areas and other leased areas in the Building.

2.10 "Environmental Laws" mean any federal, State, local or administrative agency ordinance, law, rule or regulation, order or requirement relating to Hazardous Materials, radioactive materials, medical wastes, or which deal with air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind.

2.11 "Hazardous Materials" mean any substance, chemical, waste or material which is now or hereafter listed, defined or otherwise identified as "hazardous" or "toxic" under any of the Environmental Laws, including formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum products, crude oil, natural gas, radioactive materials, radon, asbestos, or any by-product of same.

2.12 "Landlord Parties" means Landlord's directors, officers, members, employees, shareholders, contractors, property managers, agents, Lenders, invitees, assigns, partners, and other lien holders, but excluding other tenants in the Building.

2.13 "Laws and Regulations" mean all municipal ordinances and state and federal statutes, laws and regulations now or hereafter in force, including the Environmental Laws and the Americans with Disabilities Act, 42 U.S.C. Sections 12101-12213 as well as any requirements of municipal, state, federal, or quasi-governmental authorities or utility providers now in force, or which may hereafter be in force, affecting the Building, the Premises and/or Tenant's use thereof.

2.14 "Lease Year" means any calendar year, or portion thereof, following the Commencement Date, the whole or any part of which period is included within the Term. While the Lease Year is a calendar year, Tenant will not have to start paying its Pro Rata Share of increases in Operating Costs until the first annual anniversary of the Commencement Date (since the Base Year Operating Costs is the 12 months following the Commencement Date) and its Pro Rata Share of increases in Taxes until January 1, 2004 (since the Base Year Taxes is calendar year 2003), as provided in Sections 5.2.1 and 5.2.2 hereof.

2.15 "Leasehold Improvements" or "Tenant Improvements" mean the aggregate of the work done in accordance with the work letter agreement, which agreement is attached hereto as Exhibit B (the "Work Letter").

2.16 "Lines" mean communications, computer, audio and video, security and electrical (other than electrical wiring terminating at or connected to Building standard electrical outlets), cables, wires, lines, duct work, sensors, switching equipment, control boxes and related improvements at the Building or the Premises.

2.17 "Losses" mean Claims, liability, damages (direct, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses (including property damage, diminution in value of Landlord's interest in the Premises or Building, damages for the loss of use of any space or amenity within the Premises or Building, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including Professional Fees and expenses.

2.18 "Net Rentable Area" means 81,508 square feet of space in the Building as measured in accordance with the current the current Building Owners and Managers Association International ANSI Z 65.1 method of measurement, Copyright 1996 (the "BOMA").

2.19 "Operating Costs" mean all costs and expenses reasonably incurred by or on behalf of Landlord in each Lease Year in connection with the maintenance, repair, replacement (provided it qualifies as a Capital Cost, as defined herein, or is part of the repair and maintenance of the Building), management or operation of the Building including: (a) Electrical Costs and the charges for water, gas, steam, sewer, but excluding those charges for which Landlord is to be directly reimbursed by tenants; (b) the cost of periodic relamping and reballasting of lighting fixtures; (c) the total charges of any independent contractors employed in the repair, care, operation, maintenance, and cleaning of the Building; (d) the amount paid or payable for all supplies occasioned by everyday wear and tear; (e) the costs of climate control, window and exterior wall cleaning for the Building; (f) costs of maintenance, repair and replacement of all improvements and structures in or about the Building, including the Common Areas (subject to the limitations of the Capital Cost definition and the requirements set forth herein on amortizing Capital Costs); (g) reasonable fees for legal, accounting, inspection and consulting services; (h) the cost of operating, repairing, and maintaining elevators and utility and mechanical systems, including Lines; (i) the cost of porters, guards and other protection services, if provided by Landlord; (j) the cost of supplying all services pursuant to Article 7 hereof to the extent not to be paid directly by individual tenants; (k) property owner's association dues or assessments imposed upon Landlord by any Restrictions; (l) the cost of property, liability and other insurance for the Building and any deductibles (if a deductible is paid, an amount not to exceed the lesser of $25,000.00 or the actual amount of the applicable deductible for a claim may be included as part of Operating Costs) or self insurance related thereto, including coverage for earthquake and flood if Landlord elects to obtain coverage for earthquake and/or flood; (m)  the Management Fee set forth in Section 1.13; (n) any other costs or fees directly related to the use, operation or enjoyment of any part of the Building or Common Area; (o) amortized Capital Costs; (p) the repair, resurfacing and repaving of any paved areas, curbs, gutters or other surfaces or areas within the Building and Common Areas; (q) the repair of any equipment or facilities located in or serving the Building; and (r) the cost of capital repairs to the non-Structural portions of the Building, or building service equipment when required because of normal wear and tear, except for capital improvements to expand the Common Areas (such as the construction of parking garage) or to construct an additional building or expand an existing building. In the event the Rentable Area of the Building is less than 95 percent occupied by tenants during the Base Year, Landlord shall adjust those components of the Operating Costs that are affected by occupancy rates to reflect what the Operating Costs would have been had the Rentable Area of the Building been 95 percent occupied for the entire Base Year and each Lease Year. Notwithstanding anything to the contrary, Landlord agrees to adjust the Base Year Operating Costs (by increasing or decreases Base Year Operating Costs as the case may be) if insurance costs in such Base Year Operating Costs include coverages for perils not elected to be insured by Landlord in the future, and if in the future, Landlord elects to include coverage for perils that were not included in Base Year Operating Costs.

Notwithstanding the prior paragraph, Operating Costs shall not include the following: (i) expenses for capital improvements or capital repairs made to the Building, other than items which, through capital for accounting purposes, are properly considered maintenance and repair items (such as painting of common areas, replacement of carpet in elevator lobbies, and the like) provided said costs are amortized over their useful life, which shall not be less than five (5) years; (ii) the costs to construct tenant improvements and alterations in space leased or to be leased to other tenants in the Building; (iii) expenses, repair, replacements and general maintenance to be paid by proceeds of insurance or by Tenant or other third parties; (iv) depreciation of the Building and equipment used in the management of the Building; (v) leasing commissions or other fees paid to real estate brokers; (vi) legal expenses (other than legal expenses which are incurred to contest real estate taxes or assessments); (vii) expenditures for any alteration, renovation, redecoration or finish of any other tenant's space in the Building performed in connection with a new lease or a renewal of an existing lease; (viii) financing or refinancing costs, mortgage interest, principal payments or late payment charges related thereto; (ix) salaries for officers and executives to the extent not directly responsible for the operation of the Building or to the extent for maintaining staff that is disproportionate to the services being performed; (x) rental payments under any ground lease; (xi) advertising and marketing expenditures in connection with the Building; (xii) reserves for repairs, maintenance, replacements, structural and/or capital expenses, other than reserves for estimated expenses in the applicable Lease Year; (xiii) compensation paid to any employee of Landlord above the grade of regional property manager/building superintendent, including officers and executives of Landlord, which are for the type of service that would not be typically performed by a building manager, property manager, or regional property manager, regardless of the actual title of the person performing such service; (xiv) rent for reasonable office space used by the property management firm to the extent it exceeds the fair market rent for such space at the time such lease for such space executed; and (xv) those charges set forth in the preceding paragraph for which Landlord is to be directly reimbursed by tenants.

2.20 "Pro Rata Percent" is a fraction the numerator of which is the Rentable Area of the Premises and the denominator of which is the Net Rentable Area, except with respect to electricity for the Premises if electricity to the Premises is separately metered or submetered, in which case Tenant's Pro Rata Percent of such electricity for the Premises will be 100%. Tenant's Pro Rata Percent as of the commencement of the Term hereof is specified in Section 1.10, except as provided in the preceding sentence. Tenant's Pro Rata Percent will be recalculated as required effective at the commencement of any period to which the calculation is applicable in this Lease. Notwithstanding the preceding provisions of this Section, Tenant's Pro Rata Percent as to certain expenses may be calculated differently to yield a higher percentage share for Tenant as to certain expenses in the event Landlord permits other tenants in the Building to directly incur such expenses rather than have Landlord incur the expense in common for the Building (such as, by way of illustration, wherein a tenant performs its own janitorial services). In such case Tenant's Pro Rata Percent of the applicable expense shall be calculated as having as its denominator the Net Rentable Area less the Rentable Area of tenants who have incurred such expense directly. Furthermore, in the event Tenant consumes extraordinary amounts of any provided utility or other service as determined in Landlord's good faith judgment, Tenant's Pro Rata Percent for such utility or service may, at Landlord's election, be based on usage as opposed to Net Rentable Area, that is, Tenant's Pro Rata Percent of such a utility or service would be calculated as having as its denominator the total usage of such utility or service in the Building, and having as its numerator Tenant's usage of such utility or service, as determined by Landlord. If Tenant, with Landlord's consent, which Landlord may grant or withhold in its sole discretion, incurs such expenses directly, Tenant's Pro Rata Percent will be calculated specially so that expenses of the same character which are incurred by Landlord for the benefit of other tenants in the Building shall not be prorated to Tenant. If repairs are required for systems exclusively serving the Premises (whether within or outside of said Premises), Tenant shall pay 100% of such repair costs.

2.21 "Release" means generation, discharge, disposal, release, deposit, transport, or storage of Hazardous Materials.

2.22 "Rent" means Base Rent, Additional Rent, and all other undisputed sums required to be paid by Tenant pursuant to the terms of this Lease.

2.23 "Rentable Area" as used in this Lease shall be determined in accordance with BOMA.

2.24 "Restrictions" mean any covenants, conditions, restrictions, easements, Security Instruments, and any other matters or documents of record, including the CC&Rs, and all amendments or modifications thereto affecting the Building.

2.25 "Structural" as herein used means any portion of the Premises or Building which provides bearing support to any other integral member of the Building such as, but not by limitation, the roof structure (trusses, joists, beams), posts, load bearing walls, foundations, girders, floor joists, footings, and other load bearing members constructed by Landlord.

2.26 "Substantial Completion" or "Substantially Completed" shall have the meaning provided in Exhibit B hereto. If Landlord is delayed in the Substantial Completion of the Leasehold Improvements as a result of any Tenant Delay, the Leasehold Improvements shall be deemed Substantially Complete on that date Landlord could have reasonably been expected to complete the Leasehold Improvements absent any Tenant Delay.

2.27 "Taxes" mean: (1) all real estate taxes and other assessments on the Building, including without limitation the Common Areas and parcel(s) of land depicted on Exhibit A, including assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Building's share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Building, but not with respect to any real estate other than the Building; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Building, but only in proportion to amount of use made of such property directly for the benefit of the Building; (3) if included in the taxes for the Building, the cost or value of any Leasehold Improvements made in or to the Premises by or for Tenant or any other tenant, regardless of whether title to such improvements shall be in Tenant, any other tenant or Landlord; and (4) reasonable all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1), (2) and (3), including any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Taxes do not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax, or any sales taxes on the sale of the Building, or any other taxes not directly related to the ownership and operation of the Building. Taxes for each year, at Landlord's election, shall include either (i) the amount accrued, assessed or otherwise imposed for the year, or (ii) the amount of the installment and any interest due and payable during that year, provided that Landlord's election shall be consistently applied throughout the Term.

2.28 "Tenant Delay" shall have the meaning provided in Exhibit B attached hereto.

2.29 "Tenant Parties" means Tenant's directors, officers, employees, members, partners, shareholders, invitees, agents, contractors, assigns, subtenants or occupants.

Article 3. PREMISES

3.1 Demising Clause. Landlord leases to Tenant and Tenant leases from Landlord the Premises upon the terms and conditions set forth in this Lease. As provided in Addendum No. 1, Tenant has the right to use a portion of the roof of the Building for the installation and operation of certain communication equipment. Landlord may change the shape, size, location, number and extent of the improvements to any portion of the Building (but not the interior of the Premises), without the consent of Tenant if such changes neither have a material adverse impact on Tenant's use of the Premises nor result in an inequitable allocation of, or material increase in, Operating Costs to Tenant. Landlord reserves the area beneath and above the Building and the exterior thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires, and Structural elements leading through the Premises serving other parts of the Building, so long as such items are concealed by walls, flooring or ceilings. Tenant will have the right to its share of use of the conduits between floors of the Building for cable risers and other applicable Lines without additional rental or other charge to Tenant, except for Operating Expenses for repairs, maintenance and replacements of such conduits. Such reservation in no way affects the maintenance obligations imposed herein.

3.2 Restrictions. The Parties agree that this Lease is subject and subordinate to the effect of zoning and other laws of the city, county and state where the Building is situated. Tenant agrees that as to its leasehold estate, Tenant and all persons in possession or holding under Tenant will conform to and will not violate the terms of any such matters.

Article 4. TERM AND POSSESSION

4.1 Commencement Date. The Estimated Commencement Date specified in Section 1.6(A) is the date the Parties anticipate that the Leasehold Improvements will be Substantially Completed. On the date that the Premises are or are deemed to be Substantially Completed, Tenant and Landlord shall execute a written acknowledgment of the Commencement Date in the form of Exhibit C.

4.2 Term. The Term of this Lease shall start on the Commencement Date and shall be for the term specified in Section 1.6(B) hereof plus any partial month at the commencement of the Term (the "Term").

4.3 Pre-Term Possession. Landlord is to construct the Premises. Landlord will notify Tenant when the Premises are ready for Tenant's fixture installation or Tenant's work. Tenant may then enter the Premises at its own risk to make such improvements, to install fixtures, supplies, inventory and other property. Tenant will not interfere with the progress of Landlord's work by such entry. Should Landlord determine in its reasonable discretion such entry interferes with its work, Landlord may demand that Tenant vacate the Premises until Landlord's work is complete. Tenant shall promptly comply with this demand. During any pre-term possession all terms and conditions of this Lease shall apply, including Tenant indemnities under this Lease, but excluding the payment of Rent.

4.4 Landlord Delay. If Landlord cannot deliver possession of the Premises on the Estimated Commencement Date, as extended for Force Majeure Delay (defined in Exhibit B), this Lease shall not be void or voidable, but in such event Tenant shall receive one day of free rent for each day of Landlord Delay that causes a delay in the Substantial Completion of the Leasehold Improvements, and shall have no obligation to pay Rent for the period between the Estimated Commencement Date and the Commencement Date. If Substantial Completion of the Leasehold Improvements does not occur within three months after the Estimated Commencement Date (as extended for Force Majeure Delay) due to a cause other than a Tenant Delay, Tenant shall have the right to cancel this Lease upon Notice to Landlord given within 10 days after the earlier of (i) receipt of Notice that there will be a delay beyond the two-month period or (ii) expiration of the three-month period.

4.5 Tenant Delay. If Landlord cannot deliver possession of the Premises on the Estimated Commencement Date because of a Tenant Delay, the Commencement Date will be the date that the Leasehold Improvements would have been Substantially Completed but for such Tenant Delay. In no event shall a Tenant Delay excuse Tenant's performance hereunder. Tenant shall be responsible for, and shall immediately pay upon demand to Landlord, all costs and expenses reasonably incurred by Landlord in connection with any Tenant Delay according to Exhibit B.

Article 5. RENT

5.1 Payment. As consideration for this Lease, Tenant shall pay Landlord all Rent specified in this Lease. Base Rent is payable in advance on the first day of each month of the Term at the Rent Payment Address or such other address specified by Landlord. Additional Rent is payable as set forth herein or within thirty (30) days of Notice or demand. If the Term commences on other than the first day of the month, the Rent for the first partial month shall be prorated accordingly.

5.2 Additional Rent.

5.2.1 Operating Costs. If the Operating Costs for any Lease Year, calculated on the basis of the greater of (i) actual Operating Costs for such Lease Year; or (ii) as if the Building were at least 95% occupied and operational for the whole of such Lease Year, are more than the Base Year Operating Costs for the Building, Tenant shall pay to Landlord its Pro Rata Share of any such increase as Additional Rent in accordance with Section 5.2.4; provided, however, that Tenant will not have to commence paying its Pro Rata Share of such costs until the first annual anniversary of the Commencement Date. By way of example, if the Commencement Date is July 1, 2002, Tenant will not start paying its Pro Rata Share of such costs until July 1, 2003. If any Lease Year of less than twelve months is included within the Term, the amount payable by Tenant for such period shall be prorated on a per diem basis using the actual number of days in such Lease Year.

5.2.2 Taxes. If the Taxes for any Lease Year following the Base Year Taxes are more than the Base Year Taxes, Tenant shall pay to Landlord its Pro Rata Share of any such increase as Additional Rent in accordance with Section 5.2.4 hereof. If any Lease Year of less than twelve months is included within the Term, the amount payable by Tenant for such period shall be prorated on a per diem basis (using a 365-day year).

5.2.3 Personal Property, Gross Receipts, Leasing Taxes. This Section is intended to deal with taxes directly attributed to Tenant or this transaction, as distinct from Taxes attributable to the Building which are to be allocated among various tenants and others and which are included in Operating Costs. Tenant shall reimburse Landlord for all taxes required to be paid by Landlord, whether or not now customary or within the contemplation of the parties hereto, which are: (a) upon, measured by, or directly attributable to (i) the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises or (ii) if separately assessed by the tax assessor, the cost or value of any Leasehold Improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements shall be in Tenant or Landlord; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof to the extent such taxes are not included as Taxes; and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

5.2.4 Method of Payment. Any Additional Rent payable by Tenant under Sections 5.2.1, 5.2.2 or 5.2.3 hereof shall be paid as follows, unless otherwise provided: (a) During the Term, Tenant shall pay to Landlord monthly in advance with its payment of Base Rent, one-twelfth of the amount of such Additional Rent as estimated by Landlord in advance, in good faith, to be due from Tenant during the Lease Year; and (b) annually, as soon as is reasonably possible after the expiration of each Lease Year, but in no event later than the expiration of six months following the end of any Lease Year, Landlord shall prepare in good faith and deliver to Tenant a comparative statement, which statement shall be conclusive between the parties hereto, setting forth (1) the Operating Costs for such Lease Year, and (2) the amount of Additional Rent as determined in accordance with the provisions of this Section (the "CAM Reconciliation"); provided, however, that Tenant shall have the right to inspect the CAM Reconciliation as provided in Section 5.2.5 below. If at any time during the course of the Lease Year, Landlord determines that Operating Costs and/or Taxes are projected to vary from the then estimated costs for such items by more than five percent (5%), Landlord may, by written notice to Tenant, revise the estimated Operating Costs and/or Taxes for the balance of such Lease Year, and Tenant's monthly installments for the remainder of such year shall be adjusted so that by the end of such Lease Year Tenant will have paid to Landlord Tenant's Proportionate Share of the such revised expenses for such year; provided, however, that Landlord may not make such adjustment more than twice each Lease Year.

If the aggregate amount of such estimated Additional Rent payments made by Tenant in any Lease Year should be less than the Additional Rent due for such year, then Tenant shall pay to Landlord as Additional Rent the amount of such deficiency, within 30 days after Landlord's request therefor. Any delay in Landlord delivering the annual comparative statement shall not relieve Tenant from its obligation to pay any Additional Rent due when such comparative statement is completed and delivered to Tenant. If the aggregate amount of such Additional Rent payments made by Tenant in any Lease Year of the Term should be greater than the Additional Rent due for such year, then should Tenant not be otherwise in default hereunder, the amount of such excess will be applied in full by Landlord to the next succeeding installment (or installments, if such excess is greater than one installment payment) of such Additional Rent due hereunder; and if there is any such excess for the last Lease Year of the Term, the amount thereof will be refunded by Landlord to Tenant within 30 days after the expiration of the Term, provided Tenant is not otherwise in default under the terms of this Lease.

5.2.5 Inspection of Operating Cost Records. Tenant shall have the right at its own expense to inspect the books and records of Landlord pertaining to Operating Costs and Taxes, once in any calendar year by any employee of Tenant, or by a certified public accountant selected by Tenant but subject to the reasonable approval of Landlord (provided such certified public accountant charges for its service on an hourly basis and not based on a percentage of any recovery or similar incentive method), at reasonable times, and upon reasonable written notice to Landlord. Within ninety (90) days after receipt of Landlord's CAM Reconciliation referred to in Section 5.2.4 above, Tenant shall have the right, after at least thirty (30) days prior written notice to Landlord, to inspect at the offices of Landlord or its property manager, the books and records of Landlord pertaining solely to the Operating Costs and Taxes for the immediately preceding calendar year covered in such CAM Reconciliation statement. All expenses of the inspection shall be borne by Tenant and must be completed within fifteen (15) days after commencement of the inspection. If Tenant's inspection reveals a discrepancy in the CAM Reconciliation statement, Tenant shall deliver a copy of the inspection report and supporting calculations to Landlord within thirty (30) days after completion of the inspection. If Tenant and Landlord are unable to resolve the discrepancy within thirty (30) days after Landlord's receipt of the inspection report, either party may upon written notice to the other have the matter decided by an inspection by an the independent certified public accounting firm approved by Tenant and Landlord (the "CPA Firm"), which approval shall not be unreasonably withheld or delayed. If the inspection by the CPA Firm shows that the actual amount of Operating Costs and Taxes payable by Tenant is greater than the amount previously paid by Tenant for such accounting period, Tenant shall immediately pay Landlord the difference. If the inspection by the CPA Firm shows that the actual amount is less than the amount paid by Tenant, then the difference shall be fully applied in payment of the next estimated monthly installments of Additional Rent and/or monthly Base Rent owing by Tenant, or in the event such accounting occurs following the expiration of the Term hereof, such difference shall be refunded to Tenant. Tenant shall pay for the cost of the inspection by the CPA Firm, unless such inspection shows that Landlord overstated Operating Costs and Taxes by more than five percent (5%), in which case Landlord shall pay for the cost of the inspection by the CPA Firm.

5.3 Disputed Sums. Under the terms of this Lease numerous charges are and may be due from Tenant including Operating Cost charges, Taxes, and other items of a similar nature including advances made by Landlord in respect of Tenant's default. If Tenant has a bona fide dispute as to the amount due under the CAM Reconciliation or for any other charges claimed by Landlord to be due, Tenant shall give Notice to Landlord of the items in dispute setting forth the reasons for all sums Tenant claims are not owed to Landlord. Said Notice shall be given no later than 60 days after receipt of Landlord's demand for payment. Tenant shall timely pay all undisputed sums or Tenant shall pay a late charge as set forth in Section 5.5 on the amount demanded by Landlord. Failure by Tenant to pay the undisputed sums until resolution shall constitute a default under the terms of the Lease. Tenant shall pay Landlord interest at ten percent per annum from the date the aforesaid payment is due Landlord on all disputed sums ultimately shown to be owed to Landlord.

5.4 No Set Off. All Rent due hereunder shall be paid without prior notice, demand, deduction, setoff, offset, counterclaim, recoupment, suspension or abatement except as expressly provided in Article 13 and Article 19.

5.5 Late Charges; Interest. Tenant acknowledges that late payment of Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount being extremely difficult and impractical to fix. Such costs include processing and accounting charges, late charges that may be imposed on Landlord by the terms of any encumbrance covering the Premises, and interest costs. If Landlord does not receive any Rent or other sums due from Tenant on the due date, Tenant shall pay to Landlord an additional sum of 10% of such Rent or other sum as a late charge; provided, however, that Landlord agrees that Tenant shall not have to pay such late charge if it makes its payment in full within five (5) days after receipt of written notice from Landlord, except that this notice and cure period shall only be applicable for the first two times each calendar year that Tenant fails to pay any monthly Base Rent or any Additional Rent when due. If Landlord has provided two notices of a late payment or default during a calendar year, Landlord shall not be obligated to provide any notice thereafter for the remainder of such calendar year and such late charge shall be due if payment is not made when due without any grace period or notice.. The Parties agree that this late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of Tenant's late payment. Accepting any late charge does not waive Tenant's default with respect to the overdue amount or prevent Landlord from exercising any other rights or remedies available to Landlord. In addition to the late charge, Tenant shall pay interest at the rate of 10% per annum on any Rent or other sum not paid within 30 days of the date due so long as such Rent or other sum is not in dispute and provided that Landlord has given tenant written notice of such amount due.

Article 6. LEASE FEE

6.1 Lease Fee Amount. By April 8, 2002, Tenant shall pay Landlord the Lease Fee set forth in Section 1.8. This sum is compensation to Landlord for costs and risks associated with the Lease and shall remain the sole and separate property of Landlord until actually repaid to Tenant (or at Landlord's option the last assignee, if any, of Tenant's interest hereunder) as required herein. Landlord is not required to repay said sum until all conditions precedent for its payment to Tenant have been fulfilled. As this sum both in equity and at law is Landlord's separate property, Landlord is not required to keep it separate from its general accounts or pay interest for its use. If Tenant fails to pay Rent or other charges when due hereunder, fails to vacate the Premises on termination of the Lease or otherwise defaults with respect to any provision of this Lease, including and not limited to Tenant's obligation to restore or clean the Premises following vacation thereof, Tenant shall be deemed not to have earned the right to repayment of the Lease Fee.

6.2 Letter of Credit. In lieu of depositing cash for the full amount of the Lease Fee, Tenant shall have the right to deposit a letter of credit the Lease Fee. Said letter of credit shall be in the form of an irrevocable, unconditional and clean standby letter of credit and otherwise in the form set forth below (the "Letter of Credit"). The term Lease Fee shall mean the cash portion, if any, of the Lease Fee and the Letter of Credit.

The Letter of Credit shall be issued by a national bank acceptable to Landlord in its reasonable discretion, with offices in the San Francisco Bay Area that will accept and pay on any draw on the Letter of Credit. The Letter of Credit shall be issued for a term of at least one year and shall be automatically renewable for one year successive periods (with a term during the last year of the Lease Term of at least 60 days following the expiration of the Lease Term) unless the issuing bank provides at least 30 days prior written notice to Landlord that the Letter of Credit will not be renewed, and shall be in a form and with such content acceptable to Landlord in its sole and absolute discretion. Any Letter of Credit that Tenant delivers to Landlord in replacement of an existing Letter of Credit shall be in an amount equal to the replaced Letter of Credit (prior to any draws) so that the cash and Letter of Credit together equal the amount of the Lease Fee specified in the Lease. Any such replacement Letter of Credit shall be delivered to and received by Landlord no later than thirty (30) days prior to the expiration of the term of the Letter of Credit then in effect. If Tenant fails to deposit a replacement Letter of Credit or renew the expiring Letter of Credit, Landlord shall have the right to draw upon the expiring Letter of Credit for the full amount thereof and hold the same as Lease Fee.

The Letter of Credit shall expressly permit full and partial draws. If for any reason the Letter of Credit does not permit partial draws, then Landlord shall have the right to make a full draw on the Letter of Credit, notwithstanding that the full amount may not be required to cure any default by Tenant. The Letter of Credit shall designate Landlord as beneficiary and shall be transferable by beneficiary to any transferee, successor, and assign (including any lender of Landlord) at no cost or expense to beneficiary. The Letter of Credit shall provide that it may be drawn by Landlord (or its assignee) upon presentation by Landlord to the issuing bank (at its offices in the San Francisco Bay Area) of a sight draft(s), together with a written statement executed by Landlord stating that the amount requested is due Landlord under the Lease. The amount of the draw requested by Landlord shall be payable by the bank without further inquiry or any other documentation or further action required of the bank, Landlord, or Tenant. All costs and expenses to obtain the Letter of Credit and all renewals shall be borne by Tenant.

The Letter of Credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord in its sole and absolute discretion. If Tenant defaults with respect to any provisions of the Lease, including but not limited to, the provisions relating to the payment of monthly Base Rent or any Additional Rent or other sum due, or if Tenant fails to renew the Letter of Credit at least thirty (30) days before its expiration, Landlord may, but shall not be required to, draw upon all or any portion of the Letter of Credit for payment of any sum due, or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant's default.

If the Letter of Credit is drawn upon by Landlord, Tenant shall, within ten (10) days after written demand therefor, deposit cash or an amendment to the existing Letter of Credit or a new Letter of Credit with Landlord in an amount sufficient to restore the Lease Fee to amount required under the Lease. At all times the Lease Fee, whether in the form of cash and/or Letter of Credit, shall be in the amount specified in the Lease. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to use all or any part of the Letter of Credit or cash portion of the Lease Fee, and such use shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant shall not be entitled to any interest on the cash portion of the Lease Fee. The exercise of any rights of Landlord to the Lease Fee shall not constitute a waiver of nor relieve Tenant from any liability or obligation for any default by Tenant. If Landlord draws upon the entire amount of the Letter of Credit, Tenant may deliver a replacement Letter of Credit to Landlord, instead of depositing cash with Landlord, equal to the original amount of the Letter of Credit.

Article 7. SERVICE AND EQUIPMENT

7.1 Climate Control. Landlord shall provide climate control to the Premises from 7:00 a.m. to 6:00 p.m. on weekdays and from 8:00 a.m. to 12:00 p.m. on Saturdays and Sundays, holidays excepted (the "Climate Control Hours") to maintain a temperature adequate for comfortable occupancy in accordance with the Building specifications for the HVAC systems currently described in Exhibit F attached hereto, provided that Landlord shall have no responsibility or liability for failure to supply climate control service when prevented from so doing by strikes or any cause beyond Landlord's reasonable control or when making repairs, alterations or improvements to the HVAC systems or to other areas of the Building that affects or impacts the HVAC systems. As of the date of this Lease, holidays for purposes of this paragraph shall mean New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Any climate control furnished for periods not within the Climate Control Hours pursuant to Tenant's request shall be at Tenant's sole cost and expense at the estimated actual costs of use, including allowance for depreciation, maintenance and repairs, but with no Landlord profit, not to exceed $10.00 per floor per hour for VAV floor fans and not to exceed $65.00 per hour (whether one or two floors) for HVAC, which rates are subject to change from time to time. Such rate schedules shall be prepared by Landlord in good faith based on the Landlord's estimate of the following factors: (i) the cost for utilities to operating the fan and HVAC system, which may be estimated since there is not a separate meter to measure actual consumption; (ii) additional servicing charges that may need to be done in the future; and (iii) additional wear and tear on the fan and HVAC system. Tenant acknowledges that Landlord has installed in the Building a system for the purpose of climate control. Any use of the Premises not in accordance with the approved Space Plan, or any full height partition walls not set forth in the Space Plan may require changes or alterations in the system or ducts through which the climate control system operates. Any changes or alterations so occasioned, if such changes can be accommodated by Landlord's equipment, shall be made by Tenant at its cost and expense but only with the written consent of Landlord first had and obtained, and in accordance with drawings and specifications and by a contractor first approved in writing by Landlord. If installation of partitions, equipment or fixtures by Tenant, other than required by the initial build-out, necessitates the re-balancing of the climate control equipment in the Premises, the same will be performed by Landlord at Tenant's expense. Tenant acknowledges that up to one year may be required after Tenant has fully occupied the Premises in order to adjust and balance the climate control systems. Any charges to be paid by Tenant hereunder shall be due within thirty (30) days of receipt of an invoice from Landlord, which invoice may precede Landlord's expenditure for the benefit of Tenant.

7.2 Elevator Service. Landlord shall provide elevator service during all hours that the Building is open, subject to downtime for making repairs, maintenance and replacements. Usage after normal business hours may require a card or other form of identification for access to the elevator.

7.3 Cleaning Public Areas. Landlord will maintain and keep clean the street level lobbies, sidewalks, truck dock, public corridors and all other public portions of the Building as provided in the Cleaning Specifications attached hereto as Exhibit E (the "Cleaning Specifications").

7.4 Refuse Disposal. Tenant shall pay Landlord, within thirty (30) days of being billed therefor, for the removal from the Premises and the Building of such refuse and rubbish of Tenant as shall exceed that ordinarily accumulated daily in the routine of business office occupancy, which may be determined by Landlord being charged additional costs for the removal of such refuse or rubbish, or the refuse or rubbish being deposited by tenant exceeds the allotted dumpster for such space, or disproportionate usage of available dumpsters .

7.5 Janitorial Service. Landlord shall provide cleaning and janitorial service in and about the Building and Premises on a daily basis on weekdays (Saturdays, Sundays and holidays excepted) after normal business hours in accordance with the Cleaning Specifications. To the extent that Tenant shall require special or more frequent cleaning and/or janitorial service (hereinafter referred to as "Special Cleaning Service") Landlord may, upon reasonable advance notice from Tenant, elect to furnish such Special Cleaning Service and Tenant agrees to pay Landlord, within thirty (30) days of being billed therefor, Landlord's charge for providing such additional service as Additional Rent.

Special Cleaning Service shall include the following:

(a) Other than the removal of normal amounts of refuse and garbage from the kitchen area, the removal of extraordinary amounts of refuse, cleaning or placing dishes in a dishwasher or cabinet, cleaning refrigerators, microwave opens, coffee pots and other appliances and utensils and other cleaning work associated with a kitchen.

(b) The cleaning and maintenance of Tenant computer centers, including peripheral areas, and removal of waste paper therefrom.

(c) The cleaning and maintenance of special equipment areas, and large scale duplicating rooms.

(d) The cleaning and maintenance in areas of special security such as storage units.

7.6 Security. Tenant shall have 24-hour access 7 days a week to the Building. Landlord shall provide security access via card key access system to the Building (and garage if applicable). Landlord shall provide up to 250 card keys at no cost to Tenant, and any additional cards for a charge of $10 per card, which charge is subject to change from time to time as reasonably determined by Landlord. Tenant shall have the right to install its own security system to the Premises. Landlord shall be provided 4 access cards to the Premises at no cost or expense, for use only in an emergency.

7.7 Utilities. Tenant shall have up to five watts per square foot of Rentable Area for operations and up to two watts per square foot of Rentable Area for lighting, calculated based on total square footage of the Rentable Area.

7.8 Interruptions. Landlord does not warrant that any of the services referred to above or any other services and/or utilities which Landlord may supply or which are supplied will be free from interruption and/or the need for maintenance and repairs or replacement. Landlord shall not be responsible or liable for any interruption or failure in utility, telecommunication or other services, including the Lines, nor shall such interruption or failure affect the continuation or validity of this Lease; provided, however, that if electrical service is interrupted for a period greater than five (5) consecutive days after Landlord receipt of written notice of such interruption and if such interruption was caused solely by the negligence of Landlord and not as a result of any act or omission of Tenant any other party or the utility company providing such service, then as its sole remedy Tenant shall be entitled to an abatement of rent for each day thereafter until such service is again working or alternative service is provided. Tenant acknowledges that any one or more such services may be suspended or reduced by reason of repairs, alterations or improvements necessary to be made, by strikes or accidents, by any cause beyond the reasonable control of Landlord, or by orders or regulations of any federal, state, county or municipal authority. In addition, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant's use of any Lines will be free from, (a) any eavesdropping or wire-tapping by unauthorized parties, (b) any failure of any Lines to satisfy Tenant's requirements, or (c) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by installation, maintenance, replacement, use or removal of Lines by or for other occupants of the Building, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines or any associated equipment or any other problems associated with any Lines by any other cause, other than due to the gross negligence or willful misconduct of Landlord or the Landlord Parties. Any such interruption or suspension of services shall not be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, nor render Landlord liable to Tenant for damages by abatement of Rent or otherwise, nor relieve Tenant of performance of Tenant's obligations under this Lease.

Article 8. ASSIGNMENT AND SUBLETTING

8.1 Restriction on Transfer. Except as expressly provided in Article 8, Tenant will not, either voluntarily or by operation of law, assign, mortgage, hypothecate, encumber or otherwise transfer this Lease or any interest herein or sublet or license the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (each a "Transfer"), without the prior written consent of Landlord, which consent shall not be unreasonably withheld or conditioned. For purposes of this Article, if Tenant is a corporation, limited liability company, partnership or other entity any transfer, assignment, encumbrance or hypothecation of fifty percent or more (individually or in the aggregate) of any stock or other ownership or beneficial interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership, beneficial or voting interest in such entity, will be deemed a Transfer and will be subject to all of the restrictions and provisions contained in this Article. The immediately preceding sentence will not apply to public corporations, the stock of which is traded through a public exchange or over the counter system. Landlord's consent will not be unreasonably withheld provided that (i) Tenant complies with the provisions of Section 8.1; (ii) Landlord declines to exercise its termination rights under Section 8.3; (iii) the Transferee is engaged in a business and the portion of the Premises will be used for a Permitted Use and does not conflict with any exclusive rights use granted to any other tenant of the Building; (iv) Tenant is not in default at the time it makes its request; and (v) the Transferee is not a governmental or quasi-governmental agency.

8.2 Transfer Notice. If Tenant desires to effect a Transfer, at least 30 days prior to the date when Tenant desires the Transfer to be effective (the "Transfer Date"), Tenant will give Notice (the "Transfer Notice"), stating the name, address and business of the proposed assignee, subtenant or other transferee (the "Transferee"). The Notice must contain information in such detail as Landlord may reasonably require concerning the type of business and intended use of the Transferee, the financial condition and ownership of the Transferee (including financial statements and income tax returns if the Transferee is a private person or entity or the financial statements are not audited), the Transfer Date, any relationship between Tenant and Transferee, and an executed letter of intent to transfer or written summary of key term agreed upon "Letter of Intent" showing the consideration and other terms of the proposed Transfer. If the proposed Transferee is approved by Landlord, the form of sublease, assignment or other Transfer Agreement will be subject to the prior written approval of Landlord, which will not be unreasonably withheld, and must be obtained by Tenant at least 10 days prior to the effective date of such Transfer. As provided in Section 8.4 below, no Transfer will release Tenant of its obligations under this Lease. Therefore, the delivery to Landlord of such financial information of a Transferee is for informational purposes only since Tenant will remain liable under this Lease.

8.3 Landlord's Options. As soon as commercially reasonable, but in no event after fifteen (15) days following receipt of a Transfer Notice, and any additional information reasonably requested by Landlord concerning the Transferee's financial responsibility, Landlord will notify Tenant of its election to do one of the following: (i) consent to the proposed Transfer subject to such reasonable conditions as Landlord may impose in providing such consent; or (ii) refuse such consent as provided in Section 8.1, or (iii) terminate this Lease as to the portion of the Premises which is the subject of the proposed Transfer and recapture that portion of the Premises in accordance with the procedure set forth below. If Landlord does not respond in writing to Tenant's request for approval of a Transfer within said 15-day period, then Tenant may provide a second written notice to Landlord requesting such consent. If Landlord does not respond in writing to Tenant within seven (7) days after Landlord's receipt of such second written consent, then it shall be deemed consent by Landlord of such Transfer. Landlord's option under clause (iii) above will not be applicable to a Transfer to a Permitted Transferee as described in Section 8.5 hereof.

By Notice to Tenant (the "Termination Notice") within time period provided above for Landlord to respond to a request for consent to a Transfer, Landlord may exercise its option under clause (iii) above to terminate this Lease in the event of a Transfer of the Lease as to the entire Premises, or terminate this Lease as to the portion of the Premises to be Transferred, if the Transfer is for less than the entire Premises. If Landlord provides a Termination Notice with respect to a proposed Transfer, Tenant shall have the right, within five (5) days after receipt of Landlord's Termination Notice, to rescind in writing its request for Landlord's consent to the Transfer and not consummate the Transfer, in which case this Lease shall continue in full force and effect and Landlord's Termination Notice as to such Transfer shall be cancelled. If Landlord elects to terminate this Lease to the portion of the Premises to be Transferred and Tenant does not elect to rescind its request for consent to the Transfer as provided above, an amendment to this Lease shall be executed restating the description of the Premises and reducing Tenant's obligations for Rent and other charges in proportion to the reduction in rentable area of the Premises caused thereby. If Landlord elects a whole or partial termination hereunder, Landlord may enter into a new lease covering the Premises or the affected portion thereof with the intended Transferee on such terms as Landlord and such person may agree or enter into a new lease covering the Premises with any other person. In such event, Tenant shall not be entitled to any portion of the profit that Landlord may realize on account of such termination and reletting. Upon the termination of this Lease, the Parties shall have no further obligations to each other under this Lease except for matters occurring or obligations arising prior to the date of such termination.

8.4 Additional Conditions. A condition precedent to any Transfer will be the delivery to Landlord of a true copy of the fully executed Transfer agreement that does not differ materially from the Letter of Intent provided pursuant to Section 8.2. Tenant undertaking the transfer ("Transferor") agrees to pay Landlord, as Additional Rent, 50 percent of all sums and other consideration payable to and for the benefit of Tenant by the Transferee in excess of any related expenses specified in the following sentence of this Section 8.4 that are incurred by Tenant and the Rent payable under the Lease for the same period and portion of the Premises. In calculating excess Rent or other consideration which may be payable to Landlord under this paragraph, Tenant will be entitled to deduct a commercially reasonable third party brokerage commissions and attorney's fees and other amounts reasonably and actually expended by Tenant in connection with the Transfer if acceptable written evidence of such expenditures is provided to Landlord. No Transfer will release Transferor (or any prior Transferor) of Tenant's obligations under this Lease or alter the primary liability of Transferor (or any prior Transferor) to perform all obligations to be performed by Tenant hereunder. In the event of a continuing and uncured Tenant default, Landlord may require that Transferee remit directly to Landlord on a monthly basis, all monies due Transferor by said Transferee. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of default by Transferee, Tenant or any successor of Tenant in the performance of any other terms hereof, Landlord may proceed directly against Transferor (or any prior Transferor) without the necessity of exhausting remedies against Transferee or successor. If Tenant requests the consent of Landlord to a Transfer, Tenant will pay Landlord an administrative fee of Five Hundred Dollars ($500.00) concurrent with the request, plus pay for Landlord's reasonable attorney's fees not to exceed $1,000.00, whether or not Landlord consents to the Transfer,

8.5 Permitted Transfers. Any provision of this Lease to the contrary notwithstanding, Tenant shall have the right to assign the Lease, sublet the Premises or otherwise transfer Tenant's interest under the Lease to: (i) any parent, affiliate or subsidiary entity of Tenant, (ii) any entity resulting from a merger, spin off or split up involving Tenant or its parent entity, if any, and (iii) any person or entity acquiring substantially all of Tenant's real estate interests in the region of the Premises (each a "Permitted Transferee"). Any such transfer shall not be subject to the foregoing provisions of this Article 8, be prohibited or require Landlord's consent. Furthermore, in no event shall the public sale of stock in Tenant or its parent or subsidiaries be deemed to constitute a transfer of this Lease. In the event that at the time of an assignment of this Lease, the assignee has a tangible net worth of greater than Fifty Million Dollars ($50,000,000), the original Tenant/assignor shall be released of further liability under this Lease accruing after the effective date of such assignment. Any event set forth in items (i) though (iii) above shall be subject to the following conditions: (x) Tenant and its successor, survivor or purchaser in or other party to the transaction shall remain fully liable during the unexpired term of this Lease; (y) all the terms, covenants and conditions of this Lease shall continue to apply; and (z) the acquiring entity, and/or Tenant in the event Tenant survives the transaction, shall have, in the aggregate in Landlord's reasonable business judgment, a net worth sufficient to meet its obligations under this Lease.

8.6 Cooperation. For a Transferee that is approved by Landlord, Landlord will cooperate with Tenant as follows: (i) provide the Transferee a lease term that exceeds the Term of the Lease on a direct basis for the exceeding period if at Fair Market Rent for such period; (ii) agree to pay Landlord's proportionate share of leasing costs, which shall be the costs allocated for the exceeding period, provided Landlord has approved such costs, which approval shall not be unreasonably withheld; and (iii) subject to the reasonable creditworthiness of the Transferee, agree to release Tenant from the obligation of the Lease as to the premises leased to Transferee.

Article 9. PROPERTY INSURANCE

9.1 Landlord's Insurance. In addition to any other insurance Landlord reasonably elects to maintain, or any lender reasonably requires, Landlord agrees to maintain (i) Causes of Loss - Special Form fire and extended coverage insurance covering the Building in an amount not less than the replacement cost thereof (exclusive of the applicable deductible, which must be at a commercially reasonable level) and the foundation, and site improvements), which policy shall include waiver of subrogation rights of insurer against Tenant consistent with Section 12.2; and (ii) commercial general liability policy for bodily injury, personal injury and property damage with limits of not less than the limits required of Tenant under this Lease for such insurance. Any insurance carried by Landlord pursuant to this Lease may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Landlord, and such insurance shall be issued in the names of Landlord and its lender, as their interests appear, and shall be for the sole benefit of such parties and under their sole control.

9.2 Use of Premises. No use shall be made or permitted to be made on the Premises, nor acts done, by Tenant or any of its invitees, contractors or agents which will increase the existing rate of insurance upon the Building or cause the cancellation of any insurance policy covering the Building, or any part thereof. Tenant or Tenant Parties shall not sell, or permit to be kept, used or sold, in or about the Premises, any article that may be prohibited by commercial property insurance, special form policies. At its sole cost and expense, Tenant shall comply with all requirements of any insurance company, necessary to maintain reasonable property damage and commercial general liability insurance covering the Premises and Building.

9.3 Increase in Premiums. Tenant agrees to pay to Landlord, as Additional Rent, any increase in premiums on policies which may be carried by Landlord on the Premises or the Building, or any blanket policies which include the Building, covering damage thereto and loss of Rent caused by fire and other perils resulting from the nature of Tenant's occupancy or any act or omission of Tenant. All payments of Additional Rent by Tenant to Landlord pursuant to this Section shall be made within thirty (30) days after receipt by Tenant of Landlord's billing therefor.

Article 10. TENANT'S INSURANCE

10.1 Tenant's Insurance. At its expense, Tenant shall obtain and keep in force during the Term, and provide coverage after expiration of the Term for events occurring during the Term, the following insurance, on an occurrence basis, against claims for injuries to persons or damages to property that may arise from or in connection with the Tenant's operation and use of the Premises:

(a) Commercial Property policy with Special Form causes of loss covering (i) business personal property, Tenant's trade fixtures, personal property and other improvements owned by Tenant on a replacement cost basis, subject to a deductible no greater than $25,000.00 and (ii) business income, which policy shall include waiver of subrogation rights of insurer against Landlord consistent with Section 12.2.

(b) Commercial General Liability policy for bodily injury, personal injury and property damage with limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 annual aggregates on a per location basis. Endorsements satisfying the following requirements shall be affixed: (i) Landlord, Lender and any other party designated by Landlord (including Landlord's property manager) shall each be named as an additional insured; (ii) Tenant's policy shall be primary, not contributing with, and not in excess of any other applicable insurance carried by Landlord; (iii) Tenant's policy shall extend to and include injuries to persons and damage to property arising in connection with any alterations or improvements to or about the Premises performed by or on behalf of Tenant; (iv) Tenant's policy shall include contractual liability coverage; and (v) shall afford coverage after the expiration or earlier termination of this Lease (by separate policy or extension if necessary) for all acts, omissions, damage or injury which occurred (or the onset of which occurred) in whole or in part during the Term hereof.

(c) Business Auto Liability covering all owned, non-owned and hired vehicles with a limit of $1,000,000.00 per accident.

(d) Workers' Compensation on a statutory basis and Employers' Liability with $1,000,000.00 per accident for bodily injury and diseases.

(e) Umbrella Liability with a $3,000,000.00 per occurrence/annual aggregate limit.

10.2 Rights of Landlord. If Tenant fails to obtain any insurance required of it under this Lease, Landlord may, at its option, but is not obligated to, obtain such insurance on behalf of Tenant and bill the cost to Tenant, as Additional Rent. Payment shall be due within thirty (30) days of receipt of the billing.

Article 11. INSURANCE POLICY REQUIREMENTS

All insurance policies to be carried by Tenant hereunder shall conform to the following requirements:

(a) The insurer in each case shall carry a designation in "Best's Insurance Reports" as issued from time to time throughout the Term as follows: Policyholders' rating of B+; financial rating of not less than VII;

(b) The insurer shall be qualified to do business in the State;

(c) The policy shall be in a form and include such endorsements as are reasonably acceptable to Landlord;

(d) If requested by Tenant, copies of certificates of insurance shall be delivered to Landlord at commencement of the term and certificates of renewal at least 30 days prior to the expiration of each policy; and

(e) Each policy shall require that the insurer will endeavor to notify Landlord at least 30 days prior to any cancellation, or any reduction in the amounts of insurance carried, prior to the stated term of such policy.

Landlord agrees that its property casualty policy will be issued by a company holding a Best's Rating of not less than B+ with a financial rating of not less than VII and its insurer shall be qualified to do business in the State where the Building is located. Any insurance carried by Landlord may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Landlord.

Article 12. INDEMNIFICATION, WAIVER OF CLAIMS AND SUBROGATION

12.1 Intent and Purpose. The Parties intend to completely assign the risk of loss, whether resulting from negligence of the Parties or otherwise, to the party who this Lease obligates to cover the risk of such loss with insurance. The object of the indemnity and waiver of claims provisions of this Lease is to assign the risk for a particular casualty to the party obligated to carry the insurance for such risk (which is not a limitation of the assignment of the risk), without respect to the causation thereof.

12.2 Waiver of Subrogation. The Parties release each other from any claims for damage to the Premises and the Building, and to the furniture, fixtures, and other business personal property, Tenant's improvements and alterations of either Landlord or Tenant, in or on the Premises and the Building, and for loss of income, to the extent such damages or loss are actually covered by insurance policies maintained by the Parties or that would have been covered by insurance policies required of the Parties under this Lease.

12.3 Indemnity.

(a) Tenant. Subject to the provisions of Section 12.2 above, Tenant shall defend and indemnify Landlord and save Landlord harmless from and against any and all losses, claims, liability, expenses and damages which, either directly or indirectly, in whole or in part, arise out of or result from (i) the negligence or willful misconduct of Tenant and/or the Tenant Parties; and (ii) judgments, citations, fines or other penalties rendered or assessed against Landlord as a result of Tenant's failure to comply with all Laws and Regulations relating to any portion of the Premises which Tenant has assumed the duty to maintain pursuant to this Lease, provided that Landlord agrees to give Tenant prompt notice of any such violation asserted by any government agency.

(b) Landlord. Subject to the provisions of Section 12.2 above, Landlord shall defend and indemnify Tenant and save Tenant harmless from and against any and all losses, claims, liability, expenses and damages which, either directly or indirectly, in whole or in part, arise out of or result from (i) the negligence or willful misconduct of Landlord and/or the Landlord Parties; and (ii) judgments, citations, fines or other penalties rendered or assessed against Tenant as a result of Landlord's failure to comply with all Laws and Regulations relating to any portion of the Building, the Common Areas which Landlord has assumed the duty to maintain pursuant to this Lease, provided that Tenant agrees to give Landlord prompt notice of any such violation asserted by any government agency.

12.4 Waiver of Claims. Except as arising from the gross negligence or willful misconduct of Landlord, Tenant releases and waives all Claims against Landlord for damages or injury, for damages to goods, wares, merchandise and loss of business in, upon or about the Premises or Building and injury to Tenant, its agents, employees, invitees or third persons, in, upon, or about the Premises or Building, where such damage or injury results from Landlord's failure to police or provide security for the Building or Common Areas or Landlord's negligence in connection therewith.. It is understood and agreed that the release set forth herein extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected.

12.5 References. Wherever the term Landlord, Tenant or the Parties is used in this Article, and such party is to receive the benefit of a provision of this Article, such term shall also refer also to the Party's officers, directors, shareholders, employees, partners, agents, mortgagees and other lienholders.

Article 13. DESTRUCTION

13.1 Rights of Termination. If the Premises suffers an Uninsured Property Loss or a property loss which cannot be fully repaired to its pre-existing condition within 180 days from the date of destruction (the date of destruction referred to herein as the "Loss Date"), as determined by Landlord's reasonable estimate, Landlord or Tenant may elect to terminate this Lease by Notice to other given within 45 days of Landlord's Notice that the restoration time will exceed 180 days. Landlord will notify Tenant within 45 days after the date of the casualty of the estimated time for the restoration work. "Uninsured Property Loss" is any damage or destruction for which the insurance proceeds available to Landlord are insufficient to pay for the repair or reconstruction of the Premises, are due to an extraordinary casualty (such as earthquake) or a risk not covered under the property damage insurance policy required of Landlord under this Lease, and in either case the amount of the cost of restoration that is not covered by insurance will exceed $100,000.00. Rent shall abate from the Loss Date through and until the Premises is fully repaired to its pre-existing condition as provided in Section 13.2 below. Further, in the event Tenant is unable to operate on the Premises, in Tenant's reasonable judgment, for a period of more than one week, if available as determined by Landlord in its discretion, Landlord hereby agrees to provide Tenant with temporary office space elsewhere in the Building or in one of its other portfolio buildings then owned by Landlord in the Denver Tech Center.

13.2 Repairs. In the event of a casualty that may be repaired within an estimated 180 days from the Loss Date as reasonably determined by Landlord, or if the parties do not elect to terminate this Lease under Section 13.1, this Lease shall continue in full force and effect and Landlord shall promptly undertake to make repairs to reconstitute the Premises to as near as practicable to the condition as existed prior to the Loss Date, including the initial Tenant Improvements but only to the extent such Tenant Improvements are affixed the Premises and are owned by Landlord under this Lease, except that Landlord shall not be obligated to repair or restore any of Tenant's trade fixtures, alterations, personal property or any other improvements not owned by Landlord and not covered under Landlord's applicable casualty insurance policy. The partial destruction of the Premises shall in no way void this Lease (unless Tenant is unable to conduct its business) except, Tenant shall be entitled to a proportionate reduction of Base Rent and any Additional Rent following the property loss until the time the Premises are restored. The reduction amount will reflect the degree of interference with Tenant's business, and if Tenant is unable, in its reasonable judgment, to operate its business in the remaining space, then Base Rent and Additional Rent shall fully abate. As long as Tenant conducts business in the Premises, there shall be no abatement until the Parties agree on the amount thereof. If the Parties cannot agree within 45 days of the Loss Date, the matter shall be submitted to arbitration under the rules of the American Arbitration Association. Upon the resolution of the dispute, the settlement shall be retroactive and Landlord shall within 10 days thereafter refund to Tenant any sums due in respect of the reduced Rent from the date of the property loss.

13.3 Repair Costs. The parties have negotiated the terms and provisions under which a party may terminate this Lease in the event of a casualty. Accordingly, Tenant hereby waives all statutory or common law rights of termination in respect to any partial destruction or property loss of the Premises. The cost of any repairs to be made by Landlord pursuant to Section 13.2 shall be paid by Landlord using available insurance proceeds plus the amount of the deductible.

13.4 Waiver. In event of a property loss occurring during the last year of the original term hereof or of any extension, Landlord need not undertake any repairs and may cancel this Lease unless Tenant has the right under the terms of this Lease to extend the term for an additional period of at least three years and does so within 30 days of the property loss.

13.5 Landlord's Election. If the Building is destroyed by more than 65% of the replacement cost, Landlord or Tenant may elect to terminate this Lease, whether the Premises are damaged or not, as set forth in Section 13.1. A total destruction of the Building terminates this Lease.

Article 14. ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of less than the full Rent due hereunder shall be deemed to be other than on account of the earliest due Rent. No endorsement or statement on any check or any letter accompanying any such check or payment will be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy available in this Lease, at law or in equity. Landlord may accept partial payment from Tenant without invalidation of any contractual notice required to be given herein (to the extent such contractual notice is required) and without invalidation of any notice required to be given pursuant to any local law.

Article 15. USE AND ABANDONMENT

15.1 Use. The Premises may be used and occupied only for the purposes specified in Section 1.9 and for no other purpose unless otherwise approved by Landlord. Tenant shall not use or permit the use of the Premises in any manner that will disturb any other tenant in the Building, or obstruct or interfere with the rights of other tenant or occupants of the Building, or injure or annoy them or create any unreasonable smells, noise or vibrations (taking into account the nature and tenant-mix of the Building). Tenant shall not allow the Premises to be used, by any of the Tenant Parties, for any unlawful purpose, nor shall Tenant or the Tenant Parties cause or maintain any nuisance or waste in, on or about the Premises or the Building. Landlord shall use its good faith efforts to include a comparable provision set forth in the preceding sentence in other leases at the Building.

15.2 Abandonment. Tenant shall not abandon the Premises at any time during the Term. If Tenant abandons the Premises, any personal property belonging to Tenant and remaining on the Premises after a 10-day period, or longer period as prescribed by applicable law, may be placed removed and placed in storage by Landlord, at Tenant's sole expense.

Article 16. COMPLIANCE WITH LAWS AND REGULATIONS

16.1 Tenant's Obligations. At its sole cost and expense, Tenant shall comply with and faithfully observe in the use or occupancy of the Premises the Laws and Regulations. Tenant's obligation to comply with and observe the Laws and Regulations shall apply regardless of whether such Laws and Regulations regulate or relate to Tenant's particular use of the Premises or relate to the use of premises in general, and regardless of the cost thereof. A judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord be a party thereto or not, that any Laws and Regulations pertaining to the Premises have been violated, is conclusive of that fact as between Landlord and Tenant.

16.2 Condition of Premises. Subject to performance of Landlord's work, if any, as stated in Exhibit B, Tenant hereby accepts the Premises in "AS IS" condition as of the date of occupancy, subject to all applicable Laws and Regulations and Restrictions in effect during any part of the Term regulating the Premises, and without representation, warranty or covenant by Landlord, except as set forth herein, express or implied, as to the condition, habitability or safety of the Premises, the suitability or fitness thereof for their intended purposes except as expressly set forth herein. Tenant acknowledges that the Premises in such condition are in good and sanitary order, condition and repair. Landlord represents and warrants that Qwest Communications has installed fiber optics cabling to the Building dead-ending at the main telephone closet for the Building. Landlord warrants that OC12 wiring is to the Building dead-ending at the main telephone closet for the Building and that risers are in place for distribution of telecommunications service. Landlord warrants that the Building is in compliance with the Americans with Disabilities Act ("ADA") and will all other Laws, Regulations and Restrictions. Tenant will not be responsible for capital expenses necessary to bring the project into compliance with the ADA. In the event future legislation or changes in code require Landlord to construct additional ADA improvements to the premises Landlord shall treat the cost of these improvements as a Capital Cost. Landlord warrants that the Building meets all applicable laws, codes and regulations for operation and permits the use of the Building as office space. In the event future legislation or changes in code require Landlord to construct additional improvements to the Building or Premises, Landlord shall treat the cost of these improvements as Capital Costs unless such improvements are solely required because of Tenant's use or improvements constructed for Tenant.

16.3 Hazardous Materials. Tenant shall use and store in the Premises only ordinary and general office and cleaning supplies containing Hazardous Materials in normal and customary amounts, and such other Hazardous Materials as have been previously approved by Landlord in writing (which approval may be withheld in Landlord's sole and absolute discretion) and which are reasonably necessary for Tenant's business. All such Hazardous Materials approved by Landlord shall be limited to quantities consistent with the approved use of the Premises and shall be used, stored and disposed of in full compliance with all Environmental Laws. Tenant shall not suffer or allow the introduction of any contaminating agent that would adversely impact the indoor air quality in the Building. Landlord represents and warrants to its actual knowledge that as of the date hereof Landlord does not have notice of, nor is it aware, of the presence of any Hazardous Materials in the Premises in violation of any applicable Environmental Laws. Landlord, at its expense, shall remediate to the satisfaction of the applicable regulatory agency to comply with the applicable Environmental Laws any Hazardous Materials that existed on the Building as of the Commencement Date in violation of the applicable Environmental Laws. To the extent that Landlord provides an express indemnification in any lease with another tenant at the Building for the release of any Hazardous Materials in violation of the Environmental Laws, then Landlord agrees to provide the same indemnification of Tenant under this Lease during the term of such other lease, not to extend beyond the Term of this Lease; provided, however, that this indemnification shall not apply to any Lender (as hereinafter defined).

16.4 Landlord's Obligations. Landlord agrees to comply with all Laws and Regulations pertaining to the Common Areas and areas of the Building not leased or leasable to other parties. If Landlord is performing work in areas leased to other parties, Landlord agrees to comply with all Laws and Regulations in connection therewith. The cost of any work to comply with such Laws and Regulations may be included in Operating Costs to the extent such costs are permitted under the definition of Operating Costs or Capital Costs as provided in this Lease. Landlord agrees that it shall not deposit, dispose, generate or use any Hazardous Materials in the Building in violation of the applicable Environmental Laws. Landlord may use Hazardous Materials that are customarily used in the operation and maintenance of the Building and Common Area, including, without limitation, cleaning substances and materials used in connection with the repair and maintenance of the Building and Common Area and the construction of any improvements, and any disposal of such Hazardous Materials shall be done by Landlord in compliance with all Laws and Regulations.

Article 17. ALTERATIONS

17.1 Consent of Landlord; Ownership. Tenant shall not make or allow alterations, additions or improvements, including any that result in increased telecommunication demands or require the addition or expansion of Lines dedicated to the Premises ("Alterations") to the Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld or conditioned; except for Minor Alterations (hereinafter defined) where Landlord's consent is not required. Tenant may not make any Alterations that affect Structural elements. Upon expiration or termination of this Lease, Alterations, except trade fixtures (including but not limited to data center floor tiles, Cummings Onan Transfer Switch, Liebert System 3 with air conditioning unit, and an 80 kVa UPS with a Power Distribution Unit), at the option of Landlord, shall either (i) become a part of the realty and belong to Landlord or (ii) be removed by Tenant and the Premises restored to the condition existing prior to the making of the Alterations, provided that Landlord notifies Tenant, at the time Landlord approves the Alteration, that Tenant will be required to remove the Alteration upon expiration or termination of the Lease. For any Minor Alterations, Tenant may request prior to the commencement of construction of such Minor Alterations whether Landlord will require Tenant to remove such Minor Alterations and restore the affected portion of the Premises prior to the expiration of the Term. Tenant will not have to remove Minor Alterations for which Landlord notifies Tenant may remain pursuant to a request by Tenant prior to the commencement of construction of such Minor Alteration. Except as otherwise provided in this Lease, Tenant agrees to remove its trade fixtures placed upon the Premises and any cabling and communication lines and Tenant restores the Premises as indicated below.

Notwithstanding the foregoing, Landlord's consent shall not be required for any Alterations to the interior of the Premises that complies with the following requirements: (a) does not affect the Structural portions of the Building; (b) does not affect the roof or any area outside of the Premises; (c) does not affect the electrical, plumbing, HVAC or mechanical systems in the Building or areas outside of the Premises, or the sprinkler or other life safety system; and (d) costs less than $10,000.00 for each such Alteration (herein referred to as "Minor Alteration"). Tenant shall provide Landlord with prior written notice of any Minor Alteration that requires a building permit.

17.2 Requirements. Landlord may condition its consent for any Alterations upon Tenant complying at its sole cost and expense with reasonable conditions and requirements, including the preparation of all construction plans, drawings and specifications for approval by Landlord; the use of contractors and subcontractors approved by Landlord, which approval shall not be unreasonable withheld; the delivery of performance and payment bonds showing Landlord as a beneficiary; and the delivery to Landlord of duplicate originals of all as-built drawings. Approval of any plans and specifications by Landlord shall not constitute any warranty or representation by Landlord (nor impose any liability on Landlord) as to their completeness, design, sufficiency or compliance with Laws and Regulations. Tenant shall obtain all necessary permits as its sole obligation and expense, and strictly comply with the following requirements:

(a) Following approval by Landlord of Alterations, Tenant shall give Landlord at least 10 days prior Notice of commencement of work in the Premises so that Landlord may post notices of non-responsibility in or upon the Premises as provided by law;

(b) The Alterations must use materials of at least equal quality to Leasehold Improvements at the Commencement Date, and must be performed in compliance with all laws, ordinances, rules and regulation now or hereafter in effect and in a manner such that they will not interfere with the quiet enjoyment of the other tenants in the Building; and

(c) All costs and expenses incurred by Landlord in altering, repairing or replacing any portion of the Premises or the Building in connection with approving any Alterations shall be paid solely by Tenant to Landlord prior to commencing any Alterations.

17.3 Back-up Generator. Tenant, at its expense, subject to Exhibit B and the applicable provisions of this Lease, may install up to a 400 kw back up generator and 150kw UPS batteries to support its core business functions (collectively, the "Generator Equipment"), subject to Landlord and DTC Architectural Control Committee review and approval of installation, screening plans and specifications and subject to Tenant's compliance with all applicable Laws and Regulations. Landlord has designated a site immediately adjacent to the Building (as specifically identified in Exhibit A) for the generator that has conduit to the Building. Tenant shall have exclusive rights to this site and first rights to the conduit for its purposes. Landlord shall have the right to allow other tenants to install back-up generators so long as they do not interfere with Tenant's rights or Tenant' generator. Tenant agrees to comply with all Laws and Regulations relating to installation and operation of the Generator Equipment, including, without limitation, the Environmental Laws, and all provisions of the Lease, as amended hereby even though the Generator Equipment will be located in an area outside of the Premises. Prior to the expiration or earlier termination of the Lease or vacation or abandonment of the Premises, Tenant shall, at its sole expense, remove or permanently close the Generator Equipment in compliance with all applicable Laws and Regulations, including without limitation, the Environmental Laws. Tenant will be responsible for the repair and maintenance of the Generator Equipment and agrees to indemnify, defend and hold Landlord harmless from and against any injury to any person and damage to any property, including the Building and Common Areas, caused by the release or disposal of any Hazardous Material used, stored or generated by or in connection with the Generator Equipment, except to the extent caused by the negligence of Landlord.

17.4 Liens. Tenant will keep the Premises and the Building free from any liens arising out of any Alterations done by Tenant and shall defend, indemnify and hold Landlord harmless from all such liens. If a mechanic's or other lien is filed against the Premises or the Building through Tenant, Landlord may demand that Tenant furnish a satisfactory lien release bond in an amount and form required under applicable law to remove the lien as a lien against the Building. Such bond must be posted 10 days after Notice from Landlord. In addition, Landlord may require Tenant to pay Landlord's attorneys' fees and costs in participating in any action contesting such lien or the foreclosure thereof, if Landlord elects to do so. Landlord may pay the claim prior to the enforcement thereof, in which event Tenant shall reimburse Landlord in full, including attorneys' fees, for any such expense, as Additional Rent, with the next due Rent payment.

Article 18. MAINTENANCE AND REPAIRS

18.1 Landlord's Obligations. Landlord shall repair, replace and maintain the external and Structural parts of the Building, janitor and equipment closets and shafts within the Premises designated by Landlord for use by it in connection with the operation and maintenance of the Building, and all Common Areas, as well as all of the Buildings systems, including mechanical, electrical, plumbing, life safety and security, if any, subject to Tenant's obligations under Section 18.3 regarding the Premises. Landlord shall perform such repairs, replacements and maintenance with reasonable dispatch, in a good and workmanlike manner consistent with other first class institutional owned office building in the Denver Tech Center area in Denver, Colorado; but Landlord shall not be liable for any damages, direct, indirect or consequential, or for damages for personal discomfort, illness or inconvenience of Tenant by reason of failure of equipment, Lines, facilities or systems or reasonable delays in the performance of such repairs, replacements and maintenance. The cost for such repairs, maintenance and replacement shall be included in Operating Costs in accordance with Section 2.19 hereof.

18.2 Misuse. If the Building, the elevators, boilers, engines, pipes or apparatus used for the purpose of climate control of the Building or operating the elevators, or if the water pipes, drainage pipes, electric lighting or other equipment, Lines, systems and/or facilities of the Building, or the roof or the outside walls of the Building, fall into a state of disrepair or become damaged or destroyed through the active negligence or misuse by Tenant or the Tenant Parties or Landlord or Landlord's Parties, the cost of the necessary repairs, replacements or alterations shall be borne by Tenant or Landlord, respectively, as the responsible party caused such damage or disrepair. Any payment by Tenant shall be due within 30 days after demand by Landlord as Additional Rent, and any payment required by Landlord shall be made within 30 days after written demand by Tenant.

18.3 Tenant's Obligations. Tenant shall repair and maintain the Premises, including all interior partitions and walls, fixtures, Leasehold Improvements and alterations in the Premises and all electrical and telephone outlets and conduits, fixtures and shelving, and special mechanical and electrical equipment which equipment is not a normal part of the Premises installed by or for Tenant, excepting only reasonable wear and tear and damage which Landlord has an obligation to repair as provided in Sections 13.2 and 18.1. Prior to commencement of any repairs, Tenant shall give Landlord prior Notice so that Landlord may post notices of non-responsibility in or upon the Premises as provided by law. Tenant must obtain the prior written approval from Landlord, which shall not be unreasonably withheld, for Tenant's contractor before the commencement of the repair. Landlord may require that Tenant use a specific contractor for certain types of repairs. Landlord may enter and view the state of repair and Tenant will repair in a good and workmanlike manner. Notwithstanding the foregoing, Tenant shall not make any repairs to the equipment, Lines, facilities or systems of the Building which are outside of the Premises or which do not exclusively serve the Premises.

18.4 Cleaning. At the end of each business day Tenant will leave the Premises in a reasonably clean condition for the purpose of the performance of Landlord's cleaning services, as set forth in Exhibit E. Tenant shall maintain the appearance of the Premises consistent with the character, use and appearance of the Building.

18.5 Common Areas. Subject to reimbursement as an Operating Cost, Landlord shall maintain the Common Area, establish and enforce reasonable rules and regulations therefor, close any of the Common Areas to whatever extent required in Landlord's opinion to prevent a dedication of or the accrual of any rights of any person or of the public to the Common Areas, close temporarily any of the Common Areas for maintenance purposes, and make changes to the Common Areas including changes in the location of driveways, entrances, exits, vehicular parking spaces, parking area, the designation of areas for the exclusive use of others, the direction of the flow of traffic or construction of additional buildings thereupon, in a manner Landlord deems proper in its opinion. Tenant acknowledges that Landlord is under no obligation to provide security for the Common Areas. Notwithstanding the foregoing, Landlord shall not close or cut off access to the parking garage/lot during normal business hours, except when necessary for repairs and maintenance or in connection with an emergency.

18.6 Waiver. Tenant waives all rights it may have under law or at equity to make repairs or to perform any obligation of Landlord arising under this Lease and offset or deduct the cost of such work from any Base Rent, Additional Rent or other sum due under this Lease. However, the waiver of Tenant's right to make repairs shall not constitute a wavier of Tenant's rights under Section 22.2 of this Lease, but in no event will Tenant be able to offset the cost of any repairs from any Base Rent, Additional Rent or other sum due under this Lease.

Article 19. CONDEMNATION

19.1 Definitions.

(a) "Condemnation" means (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor and/or (ii) a voluntary sale by Landlord to a Condemnor, under threat of Condemnation or while legal proceedings for Condemnation are pending.

(b) "Date of Taking" means the date the condemnor has the right to possession of the property being condemned.

(c) "Award" means all compensation, sums or anything of value awarded, paid or received on a total or partial condemnation.

(d) "Condemnor" means any person or entity having the power of condemnation.

19.2 Total Taking. If the Premises are totally taken by condemnation, this Lease shall terminate on the Date of Taking.

19.3 Partial Taking; Common Area.

(a) If a portion of the Premises is taken by condemnation, this Lease shall remain in effect, except that Tenant can elect to terminate this Lease if 20 percent or more of the total number of square feet in the Premises is taken or 20% or more of the parking spaces in the Common Areas are taken without Landlord providing for comparable substitute parking.

(b) If any part of the Common Areas of the Building are taken by condemnation, this Lease shall remain in full force and effect so long as there is no material interference with the access to the Premises, except that if 35% or more of the Common Areas are taken by condemnation, either party shall have the election to terminate this Lease pursuant to this Section.

(c) If 30% or more of the Building in which the Premises are located is taken, Landlord shall have the election to terminate this Lease in the manner prescribed herein.

19.4 Termination or Abatement. If either party elects to terminate this Lease under the provisions of Section 19.3 (such party is hereinafter referred to as the "Terminating Party"), it must terminate by giving Notice to the other party (the "Nonterminating Party") within 30 days after the nature and extent of the taking have been determined (the "Decision Period"). The Terminating Party shall notify the Nonterminating Party of the date of termination, which date shall not be earlier than 60 days after the Terminating Party given Notice of its election to terminate nor later than the date of taking. If Notice of Termination is not given within the Decision Period, this Lease shall continue in full force and effect. The Base Rent shall be computed as the Base Rent in effect prior to the taking times a fraction of which the numerator is the number of square feet remaining in the Premises and the denominator is the number of square feet in the Premises prior to the taking.

19.5 Restoration. If there is a partial taking of the Premises and this Lease remains in full force and effect, Landlord shall make all necessary restoration so that the Premises is returned as near as practical to its condition immediately prior to the taking, but in no event shall Landlord be obligated to expend more for such restoration than the extent of funds actually paid to Landlord by the condemnor.

19.6 Award. Any award arising from the condemnation or the settlement thereof shall belong and be paid to Landlord, including any award for the leasehold value, but excluding any award for any improvements installed, paid for (other than as part of Base Rent or Additional Rent) and owned by Tenant, or any of Tenant's tangible personal property or trade fixtures. Tenant may seek a separate award for Tenant's trade fixtures, tangible personal property and relocation expenses, if specified in the award by the condemning authority and so long as it does not reduce Landlord's award.

Article 20. ENTRY BY LANDLORD

Tenant shall permit Landlord and any mortgagee under a mortgage or beneficiary under a deed of trust encumbering the Building and their agents (each a "Lender") to enter the Premises at all reasonable times for the purpose of (a) inspecting them, (b) maintaining the Building, (c) making repairs, replacements, alterations or additions to any portion of the Building, including the erection and maintenance of such scaffolding, canopies, fences and props as may be required, (d) posting notices of non-responsibility for alterations, additions or repairs, (e) placing upon the Building any usual or ordinary "for sale" signs and showing the space to prospective purchasers, investors and lenders, or (f) placing on the Building "to lease" signs or marketing and showing the Premises to prospective tenants at any time Tenant is in uncured default hereunder or otherwise within 180 days prior to the expiration of this Lease, without any rebate of Rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned.

Article 21. SIGNS And Naming Rights

21.1 Signage. Tenant shall not place on the Premises or Building any exterior signs or advertisements nor any interior signs or advertisements that are visible from the exterior of the Premises, without Landlord's prior written consent, which Landlord may withhold in its sole discretion. The cost of installation and maintenance of any approved signs shall be at the sole expense of Tenant. At the end of the Term, Tenant shall remove all its signs and damage caused by the removal shall be repaired at Tenant's expense. Notwithstanding the foregoing, Tenant shall have the exclusive right to monument signage for the Building. Landlord has provided a monument for signage at the exterior of the property along Monaco Parkway. Tenant, at its sole cost and expense, shall have the right to install the signage on the monument subject to approval by the DTC Architectural Control Committee and the applicable governmental agencies. Tenant's sign shall be stylized in the form of its logo.

21.2 Building Name. The Building shall be referred to as the "eCollege" building. Said reference shall be incorporated in the Building Directory and Landlord agrees to refer to the Building as the "eCollege Building" and may, but is not be required to, use Tenant's name in reference to the Building in Landlord's marketing or promotional materials.

Article 22. DEFAULT

22.1 Tenant Default. The occurrence of any of the following shall constitute an immediate default and breach of this Lease by Tenant (except where cure periods are expressly provided):

(a) Any failure by Tenant to pay the Rent or any other required payment two business days after receiving written notice of such claimed non-payment;

(b) Tenant's failure to observe or perform any other Lease provision where such failure continues for 30 days after Notice thereof to Tenant; provided, if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Tenant shall not be deemed in default if, in the 30-day period, Tenant commences to cure and thereafter diligently prosecute the cure to completion;

(c) If at any time during the Term Tenant is the subject of a Bankruptcy Event;

(d) Any attempted Transfer in violation of Article 8; or

(e) Tenant abandons the Premises.

22.2 Landlord Default. Landlord shall be in default if:

(a) it fails to observe or perform any of the covenants, conditions or provisions of this Lease for a period longer than 30 days after Notice from Tenant; provided, however, that if more than 30 days is required for performance, Landlord shall not be in default if it commences performance within 30 days of Tenant's Notice and thereafter completes such performance diligently and within a reasonable time; or

(b) if it is the subject of a Bankruptcy Event.

If Landlord defaults (after notice and the expiration of the applicable cure period provided in Section 22.2(a) above) in the performance of its repair or maintenance obligations under this Lease and such failure materially interferes with Tenant's use or occupancy or access to the Premises or the conduct of its business therein, Tenant may perform such work and bill Landlord for the actual cost incurred and must be paid by Landlord within 30 days after receipt of such billing. Any such billing to Landlord shall include copies of the invoices and other support information for such expenses as may be reasonably requested by Landlord. Nothing herein contained shall be construed as imposing any obligation upon Tenant to perform Landlord's obligations or pay any such liens or claims, nor shall such performance by Tenant be construed as obligating Tenant to continue such performance or the making of any such payments

Article 23. REMEDIES UPON DEFAULT

23.1 Termination and Damages. In the event of any Tenant default, in addition to any other remedies available to Landlord herein or at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving Notice of such intention to terminate. If Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(a) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss Tenant proves could have been reasonably avoided. As used in subsections 23.1(a) and (b) the "worth at the time of award" is computed by including interest at 10% per annum; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such Rent loss (computed by discounting such amount at the discount rate at the time of award equal to lesser of (i) the prime rate announced publicly by Wells Fargo Bank in Denver, Colorado, or if such office is not maintained in Denver, then in San Francisco, California, or if Wells Fargo Bank is no longer operating in such cities, then the prime rate announced publicly by anyone of the top three national banks in San Francisco, California selected by Landlord, plus 1%, or (ii) the maximum discount rate permitted under the applicable Laws and Regulations) that Tenant proves could be reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for the detriment directly caused by Tenant's failure to perform its obligations under this Lease; and

(e) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable State law.

23.2 Personal Property. In the event of default by Tenant, Landlord shall have the right, with or without terminating this Lease, to reenter the Premises and remove all persons and property from the Premises. Such property may be stored in a public warehouse at the cost of and for the account of Tenant.

23.3 Recovery of Rent; Reletting.

(a) In the event of the abandonment of the Premises by Tenant or if Landlord elects to either reenter as provided in Section 23.2 or take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Section 23.1, this Lease shall continue in effect, and Landlord may enforce all its rights and remedies under this Lease, including Landlord's right from time to time, without terminating this Lease, to either recover all Rent as it becomes due or relet the Premises or any part thereof for such term or terms and at such Rent and upon such other terms and conditions as Landlord, in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises. Notwithstanding the foregoing, Landlord shall in good faith attempt to relet the premises at commercially reasonable market rental rates if Landlord has elected to terminate this Lease as a result of such default by Tenant. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiation of Landlord or other legal proceeding granting Landlord or its agent possession to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession.

(b) If Landlord elects to relet, the Rent received by Landlord from reletting shall be applied in the following order: (1) to the payment of any indebtedness other than Rent due hereunder from Tenant; (2) to the payment of any cost of reletting, including brokerage fees; (3) to the payment of the cost of any alterations and repairs to the Premises; (4) to the payment of Rent due and unpaid hereunder; and (5) any residue shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If the portion of Rent received under clause (b)(4) is less than the Rent payable during that month by Tenant hereunder, Tenant shall pay such deficiency to Landlord immediately upon demand. Tenant shall also pay to Landlord when ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the Rents received from such reletting.

(c) No reentry or taking possession of the Premises or any other action under this Section shall be construed as an election to terminate this Lease unless a Notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

(d) To the extent permitted under applicable law, Landlord may elect in its sole and absolute discretion to continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due.

23.4 No Waiver. Efforts by Landlord to mitigate the damages caused by Tenant's default in this Lease shall not constitute a waiver of Landlord's right to recover damages hereunder.

23.5 Curing Defaults. If Tenant fails to repair, maintain, keep clean, or service any of the Premises or fails to perform any other Lease obligation, then after having given Tenant reasonable Notice of any failure and a reasonable opportunity to remedy the failure, which in no case shall exceed ten days, Landlord may enter upon the Premises and perform or contract for the performance of the repair, maintenance, or other Tenant obligation, and Tenant shall pay Landlord as Additional Rent all direct and indirect costs incurred in connection therewith within ten days of receiving a bill from Landlord.

23.6 Cumulative Remedies. The various rights, options, election powers, and remedies of Landlord contained in this Article and elsewhere in this Lease are cumulative. None of them is exclusive of any others or of any legal or equitable remedy that Landlord might otherwise have in the event of breach or default, and the exercise of one right or remedy by Landlord will not in any way impair its right to any other right or remedy.

Article 24. SURRENDER OF LEASE

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work as a merger. At the election of Landlord, it shall either terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies. Tenant shall return the Premises to Landlord at the expiration or earlier termination of this Lease in good and sanitary order, condition and repair, free of rubble and debris, broom clean, reasonable wear and tear excepted. All damage to the Premises caused by the removal of trade fixtures, personal property, signs or other items that Tenant is permitted or required to remove under the terms of this Lease shall be promptly repaired by Tenant at its sole cost and expense. As of the date of termination of this Lease or repossession of the Premises by Landlord, by way of default or otherwise, Tenant shall remove all personal property in accordance with applicable law or Landlord shall be entitled to remove the personal property as set forth in Section 15.2.

Article 25. LANDLORD'S EXCULPATION

In the event of default, breach, or violation by Landlord or Landlord Parties of any of Landlord's obligations under this Lease, Landlord's liability to Tenant shall be limited to in the value of the Building or the proceeds of a public sale of the Building pursuant to foreclosure of a judgment against Landlord. Landlord shall not be personally liable for any deficiency beyond the value of the Building.

Article 26. NOTICES

All notices required or permitted to be given under this Lease (each a "Notice"), shall be in writing and shall be given or made to the respective party at the address or number set forth in Sections 1.2 and 1.3 of this Lease by (i) personal service with written evidence of delivery; (ii) mailing by registered or certified mail, return receipt requested, postage prepaid; or (iii) reputable courier which provides written evidence of delivery. Either Party may change its address for Notice by a Notice sent to the other. Each Notice shall be deemed given or made upon receipt or refusal to receive.

Article 27. SUBORDINATION

27.1 Priority of Encumbrances. This Lease shall be subordinate to any ground lease, first mortgage, or first deed of trust now or hereinafter affecting the real property of which the Premises are a part (each a "Security Instrument") and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant's right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the Rent and observe and perform all the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If a Lender or ground lessor gives Tenant Notice of its election to have this Lease prior to the lien of its Security Instrument, this Lease shall be deemed prior to such Security Instrument, whether this Lease is dated prior or subsequent to the date of said Security Instrument or the date of recording thereof.

27.2 Execution of Documents. Tenant agrees that no documentation other than this Lease is required to evidence such subordination, however, Tenant agrees to execute any documents required to effectuate such subordination and any attornment or to make this Lease prior to the lien of any Security Instrument, as the case may be. Tenant agrees that its failure to execute these documents may cause Landlord serious financial damage by causing the failure of a financing or sale transaction. If Tenant fails to execute required documents within 14 days of Notice, then Landlord is appointed Tenant's attorney-in-fact to do so.

27.3 Attornment. If a Lender or ground lessor enforces its remedies provided by law or under the pertinent Security Instrument and succeeds to Landlord's interest in the Premises (a "Successor-in-Interest"), Tenant shall, upon request of any Successor-in-Interest, along with the provision of reasonable documentation, automatically become the tenant of said Successor-in-Interest without change in the terms or other provisions of this Lease, including, without limitation, Tenant's right to possession as provided in Section 27.1 above. The Successor-in-Interest shall not be (i) bound by any payment of Rent for more than 30 days in advance; (ii) bound by any modification or amendment of this Lease, made after Tenant has received valid notice to attorn to Successor-in-Interest, to shorten the term or decrease the Base Rent without the consent of the Lender or ground lessor; (iii) liable for any act or omission of Landlord or any previous landlord; or (iv) subject to any offset, defense, recoupment or counterclaim that Tenant may have as against Landlord or any previous landlord. Within 14 days after Notice of a request by Successor-in-Interest, Tenant shall deliver an executed attornment agreement in a form required by such Successor-in-Interest that does not change the terms of this Lease, including Tenant's right to possession as provided in Section 27.1 above.]

Article 28. ESTOPPEL CERTIFICATES

28.1 Execution by Tenant. Within 10 days after receipt of Notice by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate acknowledging such facts, to the extent they are true and not in dispute, regarding this Lease as Landlord may reasonably require, including that (i) this Lease is in full force and effect, binding and enforceable in accordance with its terms and unmodified (or if modified, specifying the written modification documents); (ii) no default exists on the part of Landlord or Tenant under this Lease; (iii) to the best of Tenant's knowledge, there are no events which with the passage of time, or the giving of notice, or both, would create a default under this Lease; (iv) no Rent in excess of one month's Rent has been paid in advance; (v) Tenant has not sold, assigned, transferred, mortgaged or pledged this Lease or the Rent nor has it received notice of same; (vi) Tenant has no defense, setoff, recoupment or counterclaim against Landlord, and (vi) such other matters as Landlord may reasonably request. Landlord, any Lender, or any prospective purchaser of the Building may rely upon such estoppel certificate. Failure to comply with this Article shall be a breach of this Lease by Tenant giving Landlord all rights and remedies under Article 23 hereof, as well as a right to damages caused by the loss of a loan or sale which may result from such failure by Tenant.

Article 29. LENDER PROTECTION

Tenant agrees to give any Lender, by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been given Notice of the address of such Lender, either pursuant to an estoppel certificate, subordination agreement or otherwise. Tenant agrees that if Landlord fails to cure the default within the time provided for in this Lease, Lender shall have an additional 30 days within which to cure the default or, if the default cannot be cured within that time, then such additional time as may be necessary if, within the 30 days, Lender has commenced and is diligently pursuing the remedies necessary to cure the default (including commencement of foreclosure proceedings, if necessary). This Lease shall not be terminated while such remedies are being diligently pursued.

Article 30. BANKRUPTCY

If at any time during the Term there is a Bankruptcy Event, the following provisions shall apply:

(a) A receiver, assignee for the benefit of creditors ("assignee"), trustee of any kind, or Tenant or Landlord as debtor-in-possession ("debtor") shall either expressly assume or reject this Lease within sixty days following the assignment to the assignee or the filing of the pleading initiating the receivership or bankruptcy case.

(b) If the Lease is assumed by a debtor, receiver, assignee or trustee, such party shall immediately after such assumption (1) cure any default or provide adequate assurances that defaults will be promptly cured; (2) pay for actual pecuniary loss or provide adequate assurances that compensation will be made for such loss suffered by the party to this Lease that is not subject of the Bankruptcy Event; and (3) provide adequate assurance of future performance.

(c) In the case of Tenant causing the Bankruptcy Event, Where a default exists under the Lease, the party assuming the Lease may not require Landlord to provide services or supplies incidental to the Lease before its assumption by such trustee or debtor, unless Landlord is compensated under the terms of the Lease for such services and supplies provided before the assumption of such Lease.

(d) Each party reserves all remedies available to it under this Lease or at law or in equity in respect of a Bankruptcy Event by the other party to this Lease, to the extent such remedies are permitted by law.

(e) The party to this Lease that causes the Bankruptcy Event agrees that all attorney's fees and costs reasonably incurred by the other party in dealing with such Bankruptcy Event agrees that it shall pay all such costs and expenses in the event of any assumption or Transfer of the Lease.

Article 31. MISCELLANEOUS PROVISIONS

31.1 Captions. The captions of this Lease are for convenience only and are not a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.

31.2 Construction. Whenever the singular number is used in this Lease and when required by the context, the same shall include the plural, the plural shall include the singular. Items following the terms "include" or "including" are descriptive only and not by way of limitation. All approvals to be given by any party to this Lease are not to be unreasonably withheld, conditioned or delayed unless specifically indicated to the contrary in this Lease.

31.3 Modifications. This instrument contains all the agreements, conditions and representations made between the Parties and may only be modified by a written agreement signed by all of the Parties.

31.4 Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

31.5 No Offer. The preparation and submission of a draft of this Lease by either party to the other shall not constitute an offer, nor shall either party be bound to any terms of this Lease or the entirety of this Lease itself until the Parties have fully executed a final document. Until such time as described in the previous sentence, either party is free to terminate negotiations with no obligation to the other.

31.6 Light, Air and View. No diminution of light, air, or view by any structure, whether or not erected by Landlord, shall entitle Tenant to any reduction of Rent, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant's obligations hereunder.

31.7 Rules and Regulations. Tenant will comply with all reasonable Rules and Regulations adopted and promulgated by Landlord and applicable to all tenants in the Building. The "Rules and Regulations" concerning the Building are attached hereto as Exhibit D. Landlord reserves the right to reasonably change the Rules and Regulations affecting the Building. Landlord shall have no liability for violation of any Rules or Regulations by any other tenant in the Building nor shall such violation or waiver thereof excuse Tenant's compliance. All delivery and dispatch of supplies, fixtures, equipment and furniture shall be by means and during hours reasonably established by Landlord.

31.8 Joint and Several Liability. Should Tenant consist of more than one person or entity, they shall be jointly and severally liable on this Lease.

31.9 Survival. All obligations of each party which may accrue or arise during the Term of this Lease or as a result of any act or omission of a party during the Term shall, to the extent they have not been fully performed, satisfied or discharged, survive the expiration or termination of this Lease.

31.10 Brokers. Landlord and Tenant each represent and warrant to the other party that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Lease, except for the Broker identified in Section 1.14. Landlord and Tenant each indemnify, defend and hold the other party harmless from and against any and all Claims by any real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Lease other than the Broker identified in Section 1.14.

31.11 Non-liability of Landlord. Except as otherwise expressly stated in this Lease, and only to the extent so stated, the consent or approval, whether express or implied, or the act, failure to act or failure to object, by Landlord in connection with any plan, specification, drawing, proposal, request, act, omission, notice or communication (collectively "act") by or for, or prepared by or for, Tenant, shall not create any responsibility or liability on the part of Landlord, and shall not constitute a representation by Landlord, with respect to the completeness, sufficiency, efficacy, propriety, quality or legality of such act. Notwithstanding anything to the contrary contained in this Lease, if any provision of this Lease expressly or impliedly obligates Landlord not to unreasonably withhold its consent or approval, an action for declaratory judgment or specific performance will be Tenant's sole right and remedy in any dispute as to whether Landlord has breached such obligation.

31.12 Attorneys' Fees. In the event of litigation or arbitration between the Parties with respect to this Lease, then all reasonable costs and expenses, including all reasonable fees of appraisers, accountants, experts, consultants and attorneys (collectively "Professional Fees") incurred by the prevailing party shall be paid by the other party. If Landlord is named as a defendant, or requested or required to appear as a witness or produce any documents in any suit brought by Tenant against a third party or a third party suit against Tenant arising out of Tenant's occupancy hereunder, Tenant shall pay Landlord its costs and expenses incurred in such suit, including its actual reasonable Professional Fees. If Tenant is named as a defendant, or requested or required to appear as a witness or produce any documents in any suit brought by Landlord against a third party or a third party suit against Landlord arising out of Landlord's ownership of the Building, Landlord shall pay Tenant its costs and expenses incurred in such suit, including its actual reasonable Professional Fees.

31.13 Effect of Waiver. A waiver by Landlord or Tenant of any breach of a Lease provision by the other party is not a waiver of such Lease provision or any subsequent breach of the same or any other term, covenant or condition of this Lease. Subsequent acceptance of Rent by Landlord is not a waiver of any preceding breach by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of the preceding breach at the time of acceptance of Rent.

31.15 Holding-Over. If Tenant remains in possession of the Premises after the expiration of the Term, with Landlord's written consent, then such holding over shall be construed as a month-to-month tenancy, subject to all the conditions, provisions and obligations of this Lease (as applicable to a month-to-month tenancy) as existed during the last month of the Term, except that Base Rent during shall be equal to 150% of the Base Rent payable during the last month of the then applicable Term (not the holdover period). Any option or right to extend, renew or expand shall not be applicable. Landlord's acceptance of Rent after such expiration or termination shall not constitute a holdover hereunder or result in a renewal of this Lease.

31.16 Binding Effect. The covenants and conditions of this Lease, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns the Parties.

31.17 Time of the Essence. Time is of the essence of this Lease.

31.18 Release of Landlord. If Landlord sells its interest in the Building, then from and after the effective date of the sale or conveyance, Landlord shall be released and discharged from any and all obligations and responsibilities under this Lease except those already accrued.

31.19 Transfer to Purchaser. If Tenant provides security for the faithful performance of any of its covenants of this Lease, Landlord shall transfer the security to a purchaser of the reversion, if the reversion be sold, and thereupon Landlord shall be discharged from any further liability in reference thereto.

31.20 Waiver by Tenant. The Parties have negotiated numerous provisions of this Lease, some of which may be covered by statute. Whenever a provision of this Lease and a provision of any statute or other law cover the same matter, the provisions of this Lease shall control.

31.21 Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other on any matters whatsoever arising out of this Lease, or any other claims.

31.22 Authorization. Each party represents and warrants to the other that it is duly authorized to enter into this Lease and perform its obligations without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.

31.23 Recording; Confidentiality. Tenant will not record this Lease, or a short form memorandum, without Landlord's written consent and any such recording without Landlord's written consent will be a default. Both parties agree to keep the Lease terms, provisions and conditions confidential and will not disclose them to any other person without the prior written consent of the other. However, the parties may disclose Lease terms, provisions and conditions to their accountants, attorneys, managing employees and others in privity with them, as reasonably necessary for their business purposes, without such prior consent. Either party, without consent of the other party, may disclose the terms of the Lease as required by SEC or NYSE regulations of as required by any law or regulations applicable to a publicly traded Real Estate Investment Trust.

31.24 Governing Law. This Lease will be governed by and construed according to the laws of the State of Colorado.

Article 32. PARKING PROVISIONS

32.1 Current Parking. Tenant shall be entitled to park in common with other tenants of Landlord based on the ratio 4 parking spaces per 1,000 square feet of Rentable Area in the Premises (the "Parking Ratio"). All parking for Tenant shall be free of charge (except for repairs and maintenance included in Operating Costs) for the initial Term of this Lease, but during any extension such parking will be at fair market rates. Landlord reserves the right in its reasonable discretion to determine if parking facilities are becoming crowded and to equitably allocate and assign parking spaces among Tenant and other tenants, but in no event shall such allocation and assignment result in less than the 4 cars to 1,000 square fee of Rentable Area set forth above. Tenant shall not at any time park its trucks or other delivery vehicles in the Common Area, except in such areas designated by Landlord, and Landlord shall use its commercially reasonable efforts to not allow any other tenant of the Building to do the same. Out of the total parking spaces allocated to Tenant, Tenant shall be provided two covered reserved parking spaces located in the parking garage. Out of the total parking spaces allocated to Tenant, Tenant shall be provided a minimum of 8% of its parking reserved and marked specifically for Tenant on top of the parking garage. All other parking shall be surface parking provided to Tenant on an unreserved basis.

32.2 Future Parking. On Tenant's request, Landlord will provide Tenant with additional parking exclusively for the use of Tenant and the Tenant Parties to achieve a Parking Ratio of up to 5 cars per 1,000 square feet of Rentable Area according to the following procedure (such additional parking spaces are referred to herein as thee "New Spaces"). However, the parking for such New Spaces is only on a temporary basis and should not be relied upon by Tenant to satisfy its additional parking needs throughout the Term or Extended Term (as defined in Addendum No. 1) of this Lease.

32.2.1. Parking Specs. Landlord will provide Tenant with plans and specifications (the "Parking Specs") for the development of the New Spaces on adjacent property owned by Landlord. The New Spaces will be designed as are necessary to satisfy the DTC Architectural Control Committee and subject to the reasonable approval of Landlord. Tenant will provide Landlord with written objections, if any, to the Parking Specs, including a complete explanation of the corrections deemed necessary by Tenant, within ten days of receipt or the Parking Specs shall be deemed approved. If there are any objections by Tenant, the parties shall meet in good faith and resolve them within 30 days of Landlord's receipt of Tenant's objections. The Parking Specs shall be approved in conformance with the resolution (the "Approved Specs").

32.2.2. Bids. Landlord shall obtain two or more bids for the construction of the Approved Specs and shall provide them to Tenant for its review and approval. Landlord shall provide Tenant with written explanation of any low bids that it would recommend rejecting. Tenant will provide Landlord with written objections, if any, to the bids, including a complete explanation of any objections, within ten days of receipt or the bids shall be deemed approved. If there are any objections by Tenant, the parties shall meet in good faith and resolve them within 30 days of Landlord's receipt of Tenant's objections.

32.2.3. Construction. On approval of the bids, Landlord shall commence construction of the New Spaces per the Approved Specs. Landlord shall use commercially reasonable diligence to complete the New Spaces within a reasonable time thereafter.

32.2.4. Payment of Costs by Tenant. Tenant shall pay, as additional Rent, all of the costs incurred by or on behalf of Landlord in connection with the construction of the New Spaces per the Approved Specs (the "Construction Cost"), even if such costs exceed the estimated cost. Such payment shall be made not later than 30 days after Tenant receives invoices, with appropriate back-up documentation, for the Construction Cost. The Construction Cost to be paid by Tenant shall include all costs of planning, design, engineering and permitting the New Spaces and any other actual and reasonable incidental or soft costs directly related to the New Spaces.

32.2.5. Use of the New Spaces. Except as provided in Sections 32.2.6, for the term of the Lease Tenant may use the New Spaces as parking for its employees, customers and/or visitors in the Building. The cost to light and maintain the New Spaces and all Taxes on the New Spaces (including a reasonable allocation of the Taxes on the land covered by the New Spaces) shall be reimbursed to Landlord by Tenant as Operating Costs or within 30 days of receipt of an invoice for such costs. It shall be Tenant's sole responsibility to police and secure the New Spaces. The New Spaces shall be subject to applicable provisions of the Lease and shall be considered a part of the Premises for those purposes.

32.2.6. Discontinuation of Usage. (i) If Landlord elects to develop any of its property that will result in the need to either use the New Spaces as parking for such development or to construct any portion of a building or other structure, landscaping or improvements on the New Spaces, or (ii) if Landlord elects to sell or otherwise dispose of such property to another party, or (iii) if any local governmental authority or the governing body under any applicable CC&R's does not permit the use of the New Spaces for such parking by Tenant, Landlord will provide notice thereof to Tenant. Tenant shall have no further right to use the New Spaces commencing on the date that is 90 days after Landlord gave its notice to Tenant hereunder. If Landlord does not sell or otherwise dispose of the property and if such parking improvements for the New Spaces are used as parking for the development by Landlord of any of Landlord's other property, then Landlord agrees to pay to Tenant the Unamortized Costs (hereinafter defined) of the New Spaces. The "Unamortized Costs" of the New Spaces shall equal (i) the amortized cost of the New Spaces based on the costs of the New Spaces paid by Tenant to Landlord amortized on a straight line basis over the useful life of the New Spaces, less (ii) all costs incurred by Landlord to make adjustments, repairs, modifications and other similar necessary improvements to the New Spaces (except by way of example improvements to other areas to expand the parking area), including, without limitation, all architectural, engineering, and design fees, all permit and other approval fees and costs, and all other hard and soft costs for labor, materials, and other costs and expenses incurred in connection therewith. Landlord will make its payment to Tenant within 30 days after completion of the work for the development of such property. Notwithstanding anything to the contrary, no payment will be required by Landlord if the property is sold, transferred, conveyed or otherwise disposed to another party regardless of any improvements made by such other party, or if any local governmental authority or governing body under any applicable CC&R's does not permit the use of the New Spaces for such parking by Tenant.

32.3 Parking Rules and Requirements. Landlord shall not be responsible for any loss or damage to any vehicle or other property at the parking area or for any injury to any person, except in cases of the gross negligence by Landlord. Tenant shall comply with all reasonable rules and regulations of the Landlord or any operator of the surface parking areas where the parking spaces are located. Tenant shall be entitled to park in common with other tenants of Landlord. Tenant agrees not to overburden the parking facilities by using more parking spaces than the number of spaces allocated to Tenant under this Lease. Neither Landlord nor the governing body under the CC&R's permits on street parking, parking in vacant lots or parking in driveways or other areas not approved for parking, and Tenant understands and agrees that it will not park in such areas or other areas where parking is not permitted. Tenant agrees to cooperate with Landlord in the use of parking facilities.

32.3.1 Identification. Tenant shall furnish Landlord with a list of its employees' vehicle license numbers within 15 days after request and thereafter shall notify Landlord of any changes following any such change occurs or after request by Landlord. Landlord also reserves the right to implement a system requiring that all employees of Tenant attach a parking sticker to its vehicle. The cost to implement such parking sticker program and to mark or designate the area where the parking spaces will be included as an Operating Costs. Except for spaces that are reserved and marked as provided in Section 32.1 above, Landlord shall have the right by Notice to Tenant, to specify areas of the parking facility for employee parking provided such designation is done in a non-discriminatory manner with respect to other tenants of the Building. If Landlord so designates an employee parking area, then automobiles of Tenant, its employees and agents must park within the parking areas specified by Landlord as employee parking.

32.3.2 Remedies. Tenant acknowledges and agrees that a breach of the parking provisions by Tenant or any of Tenant's Parties may interfere with Landlord's operation of the Building and other property in the vicinity and with the rights or occupancy by other tenants of the Building and other buildings now or hereafter located in the area. Therefore, if Tenant or any Tenant Parties uses more than the number of allocated parking spaces, or parks other than such designated by Landlord for the parking spaces, or otherwise fails to comply with any of the foregoing provisions after written notice from Landlord, then in addition to any other rights and remedies available at law or in equity or under the Lease, Landlord may charge Tenant, as liquidated damages, $25.00 for each parking violation after Tenant's receipt of such notice from Landlord for that day, and Tenant shall pay such charge within 10 days after request by Tenant. Each vehicle parked in violation of the foregoing provisions shall be deemed a separate violation on that particular day. In addition, Landlord may immobilize and/or tow from the parking areas any vehicle parked in violation hereof, and/or attach violation stickers or notices to such vehicle.

In Witness Whereof, the Parties have executed this Lease as of the date first written above.

"Tenant"	"Landlord"
eCollege.com a Delaware corporation	Bedford Property Investors, Inc., a Maryland corporation
By: /s/ Douglas H. Kelsall Name: Douglas H. Kelsall Title: EVP	By: /s/ Ann L. Hoffman Name: Ann. L. Hoffman Title: SVP Development

FOR OFFICE USE ONLY:

PREPARED BY: ____GF_____; REVIEWED BY: ____BI_____; APPROVED BY: _____AH_____

EXHIBIT A

PLAN OF THE BUILDING AND FLOOR PLAN OF THE PREMISES

EXHIBIT B

WORK LETTER FOR CONSTRUCTION OBLIGATIONS

Work Letter for Construction Obligations

1. Defined Terms. Defined terms referred to in this Exhibit B (the "Work Letter") shall have the same meaning as defined in the Lease of which this Exhibit is a part. Terms expressly defined in this Exhibit B shall have the meaning ascribed to them herein in this Exhibit and if they are used in the Lease, unless they have a different definition in the Lease, in which case the definition in the Lease shall be used in the Lease.

2. Construction of Tenant Improvements. Landlord will construct the Tenant Improvements in accordance with this Work Letter, the floor plan shown on Exhibit A-1 and associated space plan comments and building specifications, and the construction contract to be executed by Landlord and its contractors. The general contractor responsible for constructing the Tenant Improvements shall be subject to the reasonable approval of Landlord and Tenant as provided in Section 8 of this Work Letter. The form of the construction contact between Landlord and such general contractor shall be a guaranteed maximum price or stipulated sum contract for a total cost substantially in accordance with the costs in the Construction Budget, but shall not be subject to the approval of Tenant.

3. Additional Definitions. Each of the following terms shall have the indicated meaning in both this Exhibit and in the Lease:

"Construction Budget" is a detailed estimate of the Construction Costs for the Tenant Improvements prepared by Landlord after or in connection with the preparation of the Construction Plans.

"Construction Costs" are all costs and expenses incurred after the date of this Lease, and necessary to construct the Tenant Improvements approved by Landlord, including all fees and expenses for:

(a) architectural/space planning services utilized by Tenant and Landlord in the preparation of the Space Plan;

(b) architects, engineers and consultants in the preparation of the Construction Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects of the Construction Plans, and for processing governmental applications and applications for payment, observing construction of the work, and other customary engineering, architectural, interior design and space planning services;

(c) surveys, reports, environmental and other tests and investigations of the site and any improvements thereon;

(d) labor, materials, equipment and fixtures supplied by the general contractor, its subcontractors and/or materialmen;

(e) providing and installing all heating, ventilation and air conditioning duct work, terminal boxes, distributing defusers, and accessories required for completing the HVAC system in the Premises, including costs of meter and key control for after-hour usage, if required by Landlord, which Landlord shall indicate to Tenant upon approval of the Construction Plans;

(f) all electrical circuits, wiring, lighting fixtures, and tube outlets furnished and installed throughout the Premises, including costs of meter and key control for after-hour electrical power usage, which Landlord shall indicate to Tenant upon approval of the Construction Plans;

(g) all window and floor coverings and all wall finishes, using project standard finishes, in the Premises;

(h) all plumbing, fixtures, pipes and accessories installed in the Premises;

(i) fees charged by the city and/or county where the Building is located (including, without limitation, fees for building permits and plan check) required for the Tenant Improvements;

(j) supervision and administration expense, including the construction supervision fee payable to Landlord's property manager and/or representative equal to one percent of the total of all actual costs of the construction of the Tenant Improvements under the construction contract with the general contractor;

(k) all utility costs incurred in connection with the construction of the Tenant Improvements;

(l) all taxes, fees, charges and levies by governmental and quasi-governmental agencies for authorization, approvals, licenses and permits; and all sales, use and excise taxes for the materials supplied and services rendered in connection with the installation and construction of the Tenant Improvements;

(m) all costs and expenses incurred to comply with all Laws and Regulations for any work at the Premises in order to construct the Tenant Improvements;

(n) costs directly associated with Tenant's signage; and

(o) fees and reimbursable expenses paid to the Architect (hereinafter defined), whether by Landlord or Tenant, for the preparation of the Space Plan and Construction Plans, including all drafts of such plans for review by the parties.

The term Construction Costs does not include the cost of Tenant's furniture, artifacts, trade fixtures, telephone or computer systems and related facilities or equipment.

"Construction Plans" mean the complete plans and specifications for the construction of the Tenant Improvements, which shall be in substantial compliance with the Space Plan. They consist of all architectural, engineering, mechanical and electrical drawings and specifications that are necessary to obtain all building permits, licenses and certificates from the applicable governmental authorities for the construction of the Tenant Improvements. The firm of Acquilano/Leslie, Inc. (the "Architect") will prepare the Construction Plans and at Tenant's request, Tenant has enter into a contract with the Architect to prepare all plans and provide all architectural services for the design and construction of the Tenant Improvements, including the preparation of the Space Plan and the Construction Plans. The Construction Plans will be in substantial compliance with applicable insurance regulations and with all applicable Laws and Regulations. Landlord shall be entitled to rely upon all plans, drawings and information supplied by or for Tenant and/or the Architect in preparing the Construction Plans.

"Force Majeure Delay" means any delay, other than a Tenant Delay or a Landlord Delay, by Landlord in completing the Tenant Improvements by the Estimated Commencement Date (as defined in Section 1.6(A) of the Lease by reason of (i) strike by suppliers for any portion of the work (including any suppliers that would supply materials or components to other suppliers), or other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency, or (ii) shortages of fuel, supplies or labor resulting therefrom, or (iii) the general contractor selected by the parties refusal or failure to agree to the construction schedule and completion date by the Estimated Commencement Date as part of such general contractor's bid or in the construction contract, or (iv) any other cause, whether similar or dissimilar to the above, beyond Landlord's reasonable control. The time for performance of any obligation of Landlord to construct the Tenant Improvements under this Work Letter or the Lease shall be extended at Landlord's election by the period of any delay caused by any of the foregoing events.

"Landlord's Allowance" is the maximum sum, in the amount set forth in Section 1.11 of the Lease (i.e., $30.00 per square foot of Rentable Area in the Premises), to be paid by Landlord for the Construction Costs for the Tenant Improvements, which sum shall be paid directly to the contracting parties entitled to payment. Out of Landlord's Allowance, an amount equal to $5.00 times the Rentable Area of the Premises may be used by Tenant to pay for its actual costs of (i) moving to the Premises, (ii) voice/data cabling expenses, (iii) installation of back-up systems and (iv) other miscellaneous costs associated with relocating to the Premises ("Other Reimbursable Costs"). Tenant shall submit copies of invoices and other appropriate backup documentation for all Other Reimbursable Costs prior to disbursement and Landlord will reimburse Tenant for such Other Reimbursable Costs within 30 days after delivery of such documentation, not to exceed the amount set forth in this paragraph and provided that Landlord's Allowance has not been entirely used or is needed for other Construction Costs for the Tenant Improvements. While space planning costs are part of Construction Costs, the Landlord's Space Planning Allowance will be used first for space planning costs before use of Landlord's Allowance for such space planning costs. Any unused portion of Landlord's Allowance is and shall remain the property of Landlord.

"Landlord Delay" means a delay by Landlord described in Section 4.4 of the Lease. For purposes of determining whether there has been a Landlord Delay under this Work Letter, any delay in the construction of the Tenant Improvements caused by the general contactor and any subcontractor or supplier performing any work or supplying any materials for the Tenant Improvements shall be the responsibility of Landlord and will constitute a Landlord Delay. Landlord shall not be responsible for any delay caused by the Architect or any engineer or contractor engaged by the Architect or performing any work for the Architect.

"Landlord's Space Planning Allowance" an amount equal to $5,387.60 above and beyond the Landlord's Allowance for payment of costs incurred by Tenant for space planning services performed by the Architect. Any unused portion of Landlord's Space Planning Allowance is and shall remain the property of Landlord.

"Space Plan" means a space plan prepared by Aqcuilano Leslie Incorporated, a copy of which is attached hereto as Exhibit B-1, which Landlord and Tenant hereby approve. Landlord shall be entitled to rely upon all plans, drawings and information supplied by or for Tenant and/or the Architect in preparing the Space Plan.

"Substantial Completion" or "Substantially Completed" mean when the following have occurred, or would have occurred but for Tenant Delays:

      Landlord has delivered to Tenant a certificate stating that the Premises (including all utilities required for the Permitted Use), have been Substantially Completed in accordance with the Construction Plans, except for "punch list" items which may be completed without materially impairing Tenant's use of the Premises or a material portion thereof; and

(b) Landlord has obtained from the appropriate governmental authority a temporary, conditional or final certificate of occupancy (or equivalent) for the Premises permitting occupancy by Tenant.

"Tenant Delay" means any delay incurred by Landlord in the completion of the Tenant Improvements due to any (i) delay by Tenant or by any Tenant Parties, in approving or delivering to Landlord any plans or schedules, including, without limitation, the Construction Plans; (ii) delay in the performance of work in the Premises by Tenant or by Tenant Parties; (iii) changes requested by Tenant in or to previously approved work or the Construction Plans; (iv) requests for materials and finishes which are not readily available, and/or delays in delivery of any materials specified by Tenant through change orders; (v) failure of Tenant to pay as and when due under this Work Letter all Construction Costs and Tenant's Participation; or (vi) interference by Tenant or any Tenant Parties with the construction of the Tenant Improvements. Tenant shall not be responsible for any delay caused by the general contractor engaged by Landlord or any subcontractor or supplier performing any work or supplying any materials for the Tenant Improvements, except for the Architect and any engineer or other party performing work for the Architect or engineer. For purposes of determining whether there has been a Tenant Delay, any delay in the construction of the Tenant Improvements due to the Architect or any engineer or other party performing work for the Architect or engineer, including, without limitation, and defects, flaws or omissions in the Space Plan or Construction Plans, shall be the responsibility of Tenant and will constitute a Tenant Delay.

"Tenant Improvements" mean the improvements to the Premises to be installed by Landlord as shown schematically on the Space Plan and to be shown in detail on the Construction Plans, exclusive of the base Building improvements described in the plans for the base Building improvements, a list of which is attached hereto as Exhibit B-2.

"Tenant's Participation" is an estimate of the Construction Costs in excess of the Landlord's Allowance for Tenant Improvements and Landlord's Space Planning Allowance for space planning. Prior to the date Landlord signs the construction contract with the general contactor for the Tenant Improvements, Tenant shall pay Landlord the Tenant's Participation within five days of notice from Landlord that such payment is due. The Tenant's Participation shall be paid directly to Landlord for disbursement to contracting parties entitled to payment. Any unused portion of Tenant's Participation is the property of Tenant and Landlord shall reimburse said unused portion to Tenant within thirty (30) of the Commencement Date.

4. Preparation of Plans and Schedule.

4.1 Preparation of Construction Plans. At its request, Tenant has entered into a contact with the Architect to prepare the Space Plan and the Construction Plans. Tenant acknowledges and agrees that Landlord is a third party beneficiary to such agreement with the Architect. Tenant shall cause to be prepared Construction Plans and deliver the same to Landlord by the date set forth in Section 4.2 below. Ten days after receipt of the Construction Plans, Landlord will give Tenant Notice either that (i) Landlord approves the Construction Plans or (ii) Landlord disapproves the Construction Plans because they vary in design from the Space Plan approved by the parties in the particular instances specified by Tenant in such Notice. If Landlord disapproves of the proposed Construction Plans, Tenant shall cause the Architect to prepare and submit revised plans within five (5) business days after Landlord's disapproval and Landlord will have five (5) business days after receipt of such revised Construction Plans to provide notice of approval or disapproval as provided above. Tenant's failure to provide such Notice within said time period shall be conclusively deemed as Tenant's approval of the Construction Plans. Landlord will reimburse Tenant for up to the amount of Landlord's Space Planning Allowance for preparing a space plans.

4.2 Schedule. Tenant and Landlord each acknowledge s and agrees that the following activities must be completed by the following dates for the Tenant Improvements to be completed by the Estimated Commencement Date, subject to Tenant Delays, Landlord Delays, Force Majeure Delays:

ACTIVITY	DATE TO BE COMPLETED BY
Delivery of Construction Plans to Landlord and Tenant for review	April 5, 2002
Approval Construction Plans by Landlord and Tenant	April 12, 2002
Bidding	April 26, 2002
Review and Approval of Bids	May 2, 2002
Permit Submittal	April 8, 2002 (the parties acknowledge that the Construction Plans will be submitted for permits prior to approval by Landlord and Tenant of the Construction Plans)
Building Permits Issued	May 6, 2002
Commence Construction of Tenant Improvements	May 7, 2002
Substantial Completion of Tenant Improvements	July 15, 2002

5. Approval of the Construction Budget. After or in connection with the preparation and approval of the Construction Plans, the Architect and Landlord will prepare documents for submittal to obtain bids from the general contractors. Such bid documents will be subject to the reasonable approval of Tenant and Landlord within five (5) days request by Landlord. The bid documents will be sent by Landlord or the Architect to the general contractors approved by Landlord and Tenant as contractors to received bids. The bid from the general contractor selected by Landlord and Tenant shall be used to prepare the Construction Budget for the Construction Costs. Tenant shall give Landlord Notice within five days after receipt of the Construction Budget that (a) Tenant approves the Construction Budget or (b) Tenant disapproves the Construction Budget because it varies from the Construction Plans or contains specific costs not contained within the meaning of Construction Costs, or for any other reasonable objection. Tenant's failure to provide Notice within the five-day period is deemed Tenant's approval of the Construction Budget.

6. Building Permits. Landlord or its contractor shall submit the Construction Plans to the appropriate governmental body for plan checking and a building permit. Landlord, with Tenant's cooperation, shall cause to be made any change in the Construction Plans necessary to obtain the building permit and to the extent the aggregate amount of the Construction Costs exceeds the amount of Landlord's Allowance, Tenant shall be responsible for such additional costs, notwithstanding the amount previously specified in the Construction Budget approved by Landlord and Tenant.

7. Changes. After approval of the Construction Plans and Construction Budget, any changes in the Construction Plans or Construction Budget, including, without limitation, any changes required by any applicable law, rule, regulation or ordinance, shall require the prior written consent of Landlord in its reasonable discretion. The general contractor's change order request, for any changes requested by Tenant or Landlord shall include, estimates of cost of the change, and delays to the construction schedule. Tenant's Architect shall prepare any changes to the Construction Plans (if he Construction Plans are changed) and the selected general contractor shall prepare the change order request and submit them to Landlord and Tenant for approval. The cost of such changes, including the cost to revise the Construction Plans, obtain any additional permits and construct any additional improvements required as a result thereof, and the cost for materials and labor, and all other additional costs incurred by Landlord from resulting delays in completing the Tenant Improvements, shall be paid out of Landlord's Allowance (only to the extent funds are available and not committed for payment of other Construction Costs). If such costs for changes exceed the Landlord's Allowance, upon the Landlord's Allowance being completely expended, Tenant shall pay all such excess costs upon written notification from Landlord that such costs are due. If Landlord does not receive such payment, Landlord shall have the right, in addition to any other rights or remedies available under the Lease, at law or in equity, to (i) discontinue all or any portion of the work until it receives said payment; (ii) proceed with the other work not affected by such change until such payment is received; or (iii) proceed with the work contemplated with such change. Any delay caused as a result of such a change or request for a change shall constitute a Tenant Delay.

8. General Contractor. Landlord agrees to competitively bid the Tenant Improvements to three general contractors. Tenant has selected Ponderosa Construction ("Ponderosa") as a general contractor to receive a bid. Ponderosa is approved by Landlord as a general contractor to perform the Tenant Improvements and to receive a bid. Tenant and Landlord shall agree upon the final selection of general contractor. In the interest of time, Tenant and Landlord may agree to select Ponderosa or another general contractor and not bid the Tenant Improvements. Landlord will endeavor to require the bidding general contractors to provide guaranteed maximum pricing in their bids. The request for such bids shall also include a request for the estimated time period to complete the work. Landlord shall provide Tenant with a copy of each bid. Tenant shall notify Landlord in writing within five (5) days after receipt of the bids of the particular contractor that Tenant would prefer to be the Contractor under this Exhibit, and such selection will be subject to the reasonable approval of Landlord. If Tenant does not provide such notice within said time period, such failure shall be deemed an approval of all such contractors and Landlord may select any one of the contractors.

9. Acceptance and Punch List Work. Landlord and Tenant will arrange to jointly do a walk through inspection of the Premises when the Tenant Improvements have been Substantially Completed to note in writing any punch list work that may have to be completed. Within thirty days after the date of Substantial Completion of the Tenant Improvements, Tenant may provide Landlord with an additional punch list of work not detected during the walk through inspection, and shall have the right to add to that punch list within the thirty-day period, which sets forth any corrective work to be performed by Landlord with respect to the Tenant Improvements; provided, however, that Tenant's obligation to pay Base Monthly Rent, additional rent and other sums under the Lease shall not be affected thereby. If Tenant fails to submit a punch list to Landlord within such thirty day period, Tenant agrees that it will conclusively be deemed to have inspected the Tenant Improvements and found it to be in satisfactory condition, with all work required of Landlord completed.

10 Early Access. As provided in Section 4.3 of the Lease, Landlord will notify Tenant when the Premises are ready for Tenant's fixture installation, which may be prior to Substantial Completion of the Tenant Improvements provided that such early access does not interfere with the perform of the work for the Tenant Improvements. Should such access interfere with the construction of the Tenant Improvements, such early access right may be cancelled by Landlord in which case Tenant must vacate the Premises as provided in Section 4.3 of the Lease.

11. Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of a default by Tenant under the Lease, or a default by Tenant under this Work Letter, has occurred at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

12. Tenant's Representative. Tenant hereby authorizes Deborah Moulton of Tenant to be Tenant's representative to act on its behalf and represents its interests with respect to all matters that pertain to the Lease, including the construction of Tenant Improvements, and to make decisions binding upon Tenant with respect to such matters.

13. Landlord's Representative. Landlord hereby authorizes Anne Hoffman and Linda Mott to be Landlord's representative each act as Landlord's representative in connection with construction of the Tenant Improvements. Only the decision of one of said individuals is required for a decision by the Landlord. Tenant hereby expressly recognizes and agrees that no other person claiming to act on behalf of Landlord is authorized to do so. Any costs, expenses, liabilities or obligations incurred or paid by Tenant in reliance on the discretion of any other person shall be Tenant's sole responsibility.

EXHIBIT B-1

Space Plan

[Space Plan for first and second floors]

EXHIBIT B-2

List of Plans for the Base Building Improvements

EXHIBIT C

ACKNOWLEDGMENT OF COMMENCEMENT OF TERM

Acknowledgement is made as of ______________, 2002, with reference to that certain __________________Lease (the "Lease") dated ________________, 2002, by and between Bedford Property Investors, Inc., as "Landlord," and eCollege.com, as "Tenant," for certain premises designated as Suite ____ (as more particularly described in the Lease, the "Premises") within the building known as Belleview Corporate Plaza II and located at 4900 South Monaco Street, Denver, Colorado.

The undersigned hereby confirms the following:

1. Tenant accepted possession of the Premises (as described in the Lease) on __________, 2002, and acknowledges that the Premises are as represented by the Landlord and in good order, condition and repair, and that the Tenant Improvements or Leasehold Improvements, if any, required to be constructed for Tenant by Landlord under this Lease have been so constructed and are satisfactorily completed in all respects, except for any outstanding punch-list items delivered to Landlord within 30 days after the Commencement Date.

2. All conditions of said Lease to be performed by Landlord prerequisite to the full effectiveness of said Lease have been satisfied and that Landlord has fulfilled all of its duties of an inducement nature.

3. That in accordance with the provisions of _______________ of the Lease, the Commencement Date is ___________, 2002, and that, unless sooner terminated, the original Term expires on _____________________.

4. The Lease is in full force and effect and that the same represents the entire agreement between Landlord and Tenant concerning the Lease.

5. There are no existing defenses that Tenant has against the enforcement of the Lease by Landlord and no offsets or credits against rentals.

6. The __________________ Rent obligation of the Lease is presently in effect and all Rent, charges and other obligations on the part of Tenant under the Lease commenced to accrue on the Commencement Date.

7. Tenant has not made any prior assignment, hypothecation or pledge of the Lease or of the rents thereunder.

TENANT:

eCOLLEGE.COM

a Delaware corporation

By:

Name (Print):

Title:

EXHIBIT D

RULES AND REGULATIONS

1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on the Building or to any part thereof, or which is visible from the outside of the Building, without the prior written consent of Landlord, first had and obtained and Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice without notice and at the expense of Tenant. Notwithstanding the foregoing, Tenant shall be entitled to the exclusive use of the monument sign with Tenant's name and logo, as permitted in the Lease.

All approved signs or lettering on doors shall be printed, affixed or inscribed at the expense of Tenant by a person approved by Landlord, except for the Building standard directory listing in the lobby of the Building, which shall be at Landlord's expense, for the first listing but any changes shall be at Tenant's expense.

Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall that may appear unsightly from outside the Premises.

2. If a directory is located at the Building, it is provided exclusively for the display of the name and location of Tenant only and Landlord reserves the right to exclude any other names therefrom.

3. The sidewalks, passages, exits, entrances, and stairways in and around the Building shall not be obstructed by Tenant or used by it for any purpose other than for ingress to and egress from the Premises. The passages, exits, entrances, stairways, and roof, other than as provided for in this Lease, are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its Tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant's business unless such persons are engaged in illegal activities. Neither Tenant nor any employees or invitees of Tenant shall go upon the roof of the Building.

4. Tenant shall not be permitted to install any additional lock or locks on any door in the Building except as for the installation of Tenant's security system and door locks, which shall be subject to the reasonable approval of Landlord, but Landlord acknowledges that a security system and door locks will need to be installed. Landlord will furnish two keys for every room.

5. The toilets and urinals shall not be used for any purpose other than those for which they were constructed, and no rubbish, newspapers or other substances of any kind shall be thrown into them. Waste and excessive or unusual use of water shall not be allowed. Tenant shall be responsible for any breakage, stoppage or damage resulting from the violation of this rule by Tenant or its employees or invitees.

6. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof provided, however, that Tenant may install or attach standard and customary office decorations, including art work, in the Premises.

7. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other Tenants or those having business therein.

8. The Premises shall not be used for the storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable, or immoral purposes.

9. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline, or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord, except as may be installed in connection with the construction of the Tenant Improvements.

10. Landlord will direct electricians as to the manner and location in which telephone and telegraph wires are to be introduced. No boring or cutting for wires will be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

11. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord, except as reflected in the Space Plan for Tenant. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant.

12. Any window covering desired by Tenant shall be subject to the reasonable approval of Landlord.

13. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

14. Tenant shall not solicit or canvass or unreasonably disturb any occupant of the Building or any adjacent land owned by Landlord.

15. Tenant shall not permit any contractor or other person making any alterations, additions or installations within the Premises to use the hallways, lobby or corridors as storage or work areas without the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall be liable for and shall pay the expense of any additional cleaning or other maintenance required to be performed by Landlord as a result of the transportation or storage of materials or work performed with the Building by or for Tenant.

16. Tenant shall be entitled to use parking spaces as mutually agreed upon between Tenant and Landlord subject to such reasonable conditions and regulations as may be imposed from time to time by Landlord. Tenant agrees that vehicles of Tenant or its employees, or agents shall not park in driveways nor occupy parking spaces or other areas reserved for any use such as Visitors, Delivery, Loading, or other tenants. Landlord or its agents, shall have the right to cause or be removed any car of Tenant, its employees or agents, that may be parked in unauthorized areas, and Tenant agrees to save and hold harmless Landlord, its agents and employees from any and all claims, losses, damages and demands asserted or arising in respect to or in connection with the removal of any such vehicle. Tenant, its employees, or agents shall not park campers, trucks on the Building parking areas overnight or over weekends. Tenant, at Landlord's request, will from time to time, upon request of Landlord, supply Landlord with a list of license plate numbers of vehicles owned or operated by its employees and agents.

17. Landlord reserves the right to make modifications hereto and such other and further rules and regulations as in its reasonable judgment may be required for the safety, care and cleanliness of the Premises and the Building and for the preservation of good order therein. Tenant agrees to abide by all such rules and regulations.

18. Canvassing, soliciting and peddling is prohibited in the Building and each Tenant shall cooperate to prevent the same.

19. Landlord is not responsible for the violation of any rule contained herein by any other Tenant, but shall use reasonable care and diligence to enforce these rules in a non-discriminatory manner on other similarly situated tenants.

    Tenant is responsible for purchasing and installing a security system if required by law or City ordinance. The cost of purchasing and installation of any such system is the sole cost and expense of Tenant.

EXHIBIT E

CLEANING SPECIFICATIONS

  Entrance and Main Lobby
    Daily
      Wash both sides of entry door.
      Wipe fingerprints and smudges from all metal surfaces.
      Police planters and remove any debris.
      Vacuum track off mats and carpet.
      Spot clean and remove any marks on walls.
      Dust mop floor. Remove gum, spills. Wet mop floor.
      Dust or damp wipe all horizontal surfaces.
      Clean reception area. Wipe stair railings.
      Brush/vacuum furniture. Dust windowsills.
    Weekly
      Wash doorframes.
      Dust all high surfaces including air vents and ledges.
      Clean and shine all thresholds.
      Pick up track off mat and clean beneath it.
      Spray buff floor.
    Monthly
      Wash air vents.
      Power scrub hard surface floor.
      Dust mini-blinds.
  Elevators
    Daily
      Vacuum door tracks, polis as needed to maintain shine.
      Wipe down both sides of door to remove prints, smudges, dirt and dust.
      Spot clean walls removing all marks.
      Dust ceiling and ceiling lights. Dust ledges.
      Vacuum floor.
      Clean all call buttons and panels inside and outside cab.
    Bi-Weekly
      Wash walls.
      Edge vacuum.
  Restrooms
    Daily
      Clean, sanitize and polish all sinks and toilet fixtures taking care to clean under edges of fixtures and to wipe clean all chrome-plated plumbing on fixtures. All surfaces shall be left shining with no streaks. Use a germicidal deterrent on all surfaces. Use no abrasive or caustic chemicals.
      Refill toilet paper, hand towels, liquid soap, and sanitary napkin containers. Check to be sure all containers are in good working order. Report any malfunctioning items to the building manager.
      Clean and polish all mirrors, dispensers, ashtrays, countertops and bright work. Surfaces should be free of dust, dirt and streaks.
      Empty and sanitize all receptacles.
      Sweep and wet-mop floors using disinfectant cleaner. Clean splash marks from base and walls and be certain corners are free of dirt.
      Clean and sanitize both sides of toilet seat. When finished leave the seat-up.
      Spot clean walls, both sides of stall doors, and partitions as needed to remove marks, stains and dirt. Wipe clean all light switch plates and door handles. Report any graffiti that can't be removed to building manager.
      Clean and sanitize urinals.
    Weekly
      Fill floor drains with germicidal solution.
      Dust all light fixtures and wet wipe air vents.
    Monthly
      Machine scrub restroom floor.
      Wash all partitions.
  Corridors and Elevator Lobbies
    Daily
      Spot clean elevator doors and frame, call buttons, directional signs, stairway doors, sidelight glass, wall surfaces. All scuff marks removed from doors.
      Vacuum carpet thoroughly; remove stains from carpet. Notify building management if stains cannot be removed.
      Clean, polish and sanitize drinking fountains. Be sure all metal is polished and free from scale.
      Dust window mullions.
    Weekly
      Dust and spot clean baseboards.
      Dust light fixtures.
      Clean floor saddles at elevator door.
    Monthly
      Clean inside of fire extinguisher cabinets.
      Dust air vents.
      Damp wipe rubber baseboards.
      Damp wipe all metal doors and doorframes.
  Stairways
    Daily
      Police stairways removing all debris, gum and spills. Sweep and spot mop, if necessary.
    Weekly
      Sweep stairs. Spot mop and scrub as needed to maintain good appearance. Wet wipe handrail. Dust light fixtures.
  Office areas
    Daily
      Empty ashtrays, if any, and damp wipe clean.
      Empty all waste receptacles. Transport trash to collection areas.

      Note: Items not in the receptacle are not to be thrown out unless specifically marked for disposal.
      Vacuum carpeted traffic areas and pick up all debris on open floor areas. The reception area and any conference rooms are to be vacuumed wall-to-wall.
      Dust mop hard surface floor. Spot damp mop any spillage.
      Remove spillage and smudges from walls, woodwork, light switch plates, baseboards, interior glass.
      Dust and wipe clean smudges and spills from all exposed areas on desk tops using care not to move any papers on desk.
      Dust window ledge and heat registers.
      Reception area and conference rooms: dust and damp wipe clean any horizontal surfaces; brush upholstered furniture as needed. Spot clean entry door and glass, side light glass, and dust window frames.
      Spot clean any partition glass in conference rooms and reception areas.
      Spot clean carpet stains and notify building management if stains cannot be removed.
      Clean exposed area of glass furniture tops with Windex or equivalent product.
      Lower and close all window blinds.
      Spot clean chair pads.

      Note: Lock all doors during cleaning and upon leaving suite. All desk chairs are to be pushed within 6" of desk but not under. All chairs and furniture to be straightened. Wastebaskets are to be put in proper place. Turn out the lights.
    Weekly
      Vacuum entire carpet area, under chairs, desks, etc. Do not move heavy furniture. Be sure edges of room and corners are cleaned unless obstructed.
      Clean and sanitize telephone.
      Brush lint and dirt from upholstered furniture.
      Damp wipe top and side of heat register.
      Dust picture frames and glass cover, dust all horizontal surfaces up to 6 ft. high, dust chair and desk ledges and side surface of desks, dust book shelves.
      Dust baseboard.
      Dust metal doorframes and header.
    Monthly
      Spray butt resilient tile floor using a non-slip wax.
      Vacuum upholstered furniture in reception area and conference rooms.
      Wash glass entry doors and sidelights with Windex or equivalent product.
      Dust vertical and wood surfaces.
      Dust mini-blinds.
    Quarterly
      Dust all other horizontal surfaces over 6 ft. including ledges, window frames, molding, etc.
    Semi-annually
      Strip, wax and machine buff all resilient tile floor.
      Clean chair pads, both sides.
  Lunchrooms
    Daily
      Clean tabletops and chairs.
      Dust mop and wet mop floor.
      Clean counter tops and sink.
      Empty trash and replace liners.
      Spot clean walls and doors.
    Weekly
      Spray buff floor.
      Clean base of tables.
    Monthly
      Dust mini-blinds.
    Quarterly
      Scrub and recoat floor.
  Computer Rooms
    Daily
      Dust mop and damp mop.
      Empty trash cans.
      Clean decks the same as in office areas.
      Do not clean computers.
    Weekly
      Take black marks off floor by hand.

EXHIBIT F

HVAC SPECIFICATIONS

HVAC System: A. Describe System Type and Operation:

Two packaged VAV, rooftop air handling units with natural gas-fired heating sections and DX cooling coils provide air to the building. The two (2) rooftops serve fan powered type VAV terminals with electric coils for perimeter areas and pitch down type VAV terminals for interior areas.

      Occupied Space Air Motion:

      Tenant Areas: A minimum of six air changes per hour under occupied conditions.

      Interior + 12 Ft. from outside wall = 1.00 cfm/sf

      North Exposure = 1.6 cfm/sf

      East Exposure = 2.1 cfm/sf

      South Exposure = 2.4 cfm/sf

      West Exposure = 2.4 cfm/sf

      Interior Space Temperature:

      Summer space at 74 degrees F dry bulb when outdoor conditions are 95 degrees F dry bulb, 59 degrees F coincide wet bulb.

      Winter space at 72 degrees F when outdoor conditions are - 10 degrees F dry bulb.

      HVAC System Noise Levels:

      Noise attributes to mechanical equipment shall not exceed:

      NC-35 in occupied areas

      NC-40 in occupied areas within 10 ft. of main supply/return shafts and equipment.

      NC-50 in the parking garage.

      SF/Ton Cooling Capacity:

      Each rooftop unit has a nominal cooling capacity of 130 tons giving the buildings central system a total of 260 nominal tons.

      Method of Heating:

Heat is provided in two forms:

      Central rooftops have a gas-fired heating section allowing for a rapid morning warm-up with an increased air temperature.

      Fan powered VAV boxes with electric coils heat the perimeter of the building. The main vestibules have electric cabinet unit heaters.

      Number of Tenant Perimeter Zones:

      3rd Floor 14 zones each

      2nd Floor 14 zones

      1st Floor 14 zones

      Number of Interior Zones:

      3rd Floor 13 zones each

      2nd Floor 14 zones

      1st Floor 14 zones

      Additional interior zones will be determined as the tenant space is developed.

      Outside Air CFM/SF and Percentage:

      The two (2) rooftop units will provide a minimum outside air of 10,600 cfm. During the use of the air economizer, the percentage increases from 12% to 100% maximum.

      Hours of Operation:

      A direct digital controller will energize the building components to a predetermined schedule provided by the owner.

      Ceiling Plenum or Ducted Return:

      This building uses a return air ceiling plenum on all floors.

      Tenant Ability to Add Packaged A.C. Units in Space:

      All A.C. units shall be DX with remote air-cooled condensing units located on the roof.

      Smallest Portion of the Building Able to Provide After Hours HVAC:

      Either the rooftop units are on or they are not. One (1) rooftop unit could be run after hours and it would provide all three floors with some ventilation and cooling.

      The perimeter boxes will provide heat and airflow even when the rooftops are energized for after hour's operation.

      Building after hours ventilation:

The rooftop units provide outside air ventilation when energized.

The RTU units can provide recirculated air during after hours with gas heat for night setback.

Energy Management System: A direct digital control system with PC remote access monitors all major mechanical equipment throughout the building.

ADDENDUM No. 1

OPTION TO EXTEND AND RIGHTS TO ANTENNAE

This Addendum No. 1 (this "Addendum") is made in connection with and is a part of that certain Full Service Office Lease dated as of March 29, 2002, by and between Bedford Property Investors, Inc., as Landlord, and eCollege.com, as Tenant (the "Lease").

1. Notice of Exercise. Tenant shall have the right to extend the initial Term hereof for two additional and consecutive periods of three years each upon the same terms and conditions as stated herein, except that (i) Base Rent shall be defined as Fair Market Rent (as defined below) with the calendar year for Base Year Operating Costs and Base Year Taxes being the calendar year in which the applicable Extended Term (hereinafter defined) commences, and (ii) the number of additional periods shall be reduced by one for each extension that is exercised. Each such extension is herein referred to as an "Extended Term." Failure to timely exercise any extension option hereunder shall cause all subsequent options to immediately become null and void. Tenant must exercise its right, if at all, by written Notice (the "Notice of Exercise") to Landlord not less than nine months prior to the expiration of the initial Term hereof, or the then current Extended Term. If Tenant is in default (after notice of such default) under any provision of the Lease on the date of giving an Extension Option Notice, or if Tenant is in default (after notice thereof) under any provision of the Lease on the date the Extended Term is to commence, the Extended Term at the option of Landlord shall not commence and the Lease shall expire at the end of applicable Term.

2. Restrictions on Options. The options to extend granted herein are personal to the original Tenant executing this Lease and any Permitted Transferee, and notwithstanding anything to the contrary contained in the Lease, the rights to extend the Term are not otherwise assignable or transferable by Tenant. Landlord grants the rights contained herein to Tenant in consideration of Tenant's strict compliance with the provisions hereof, including, without limitation, the manner of exercise of this option. Tenant further agrees that this option is immediately terminated on the occurrence of any Bankruptcy Event set forth in Section 2.2 of the Lease.

3. Fair Market Rent. If Tenant exercises the right to extend the Term, then the Base Rent shall be adjusted to equal the Fair Market Rent for the Premises as of the date of the commencement of the Extended Term, pursuant to the procedures hereinafter set forth. The term "Fair Market Rent" means the Base Rent chargeable for the Premises for full service office leases, with a new base year of the calendar year in which the applicable Extended Term will commence for Base Year Operating Costs and Base Year Taxes to reflect buildings of comparable age, and for parking provided Tenant, and otherwise based upon the following factors applicable to the Premises or any comparable premises:

(a) Rental rates being charged for comparable premises and comparable services in the same general geographical location, including, without limitation, the Building and other buildings whether owned by Landlord or other parties;

(b) The relative locations of comparable premises;

(c) Improvements, or allowances provided for improvements, or to be provided;

(d) Rental adjustments, if any, or rental concessions;

(e) Services and utilities provided or to be provided;

(f) Use limitations or restrictions;

(g) Charges or lack thereof for parking; and

(h) Any other relevant Lease terms or conditions.

The Fair Market Rent evaluation may include provision for further rent adjustment during the Extended Term in question, if such adjustments are commonly required in the market place for leases of similar size, for renewal leases.

4. Determination of Fair Market Rent. Upon exercise of the right to extend the Term, and included within the Notice of Exercise, Tenant shall notify Landlord of its opinion of Fair Market Rent as above defined for the Extended Term. If the parties are unable to agree upon a Base Rent for the Extended Term within thirty (30) days following Landlord's receipt of the Notice of Exercise (the "Negotiation Period"), Tenant may rescind and cancel its Notice of Exercise by providing written notice to Landlord by the end of the Negotiation Period resulting in an irrevocable termination of the option to extend for the Extended Term (the "Rescission Notice"). If Tenant does not provide the Rescission Notice within said time period and the parties have not agreed upon the Fair Market Rent for the Extended Term by the end of Negotiation Period, then each party, at its sole cost and expense and by giving notice to the other party in writing within ten (10) days after the end of the Negotiation Period, shall appoint a real estate appraiser who is a member of the Appraisal Institute, or the Society of Real Estate Appraisers, or an equivalent professional organization, with at least five years' experience appraising properties devoted to the same general type of use (e.g. retail, office) as the Premises in the county in which the Premises are located ("Qualified Appraiser") to set the Fair Market Rent for the Extended Term as provided below. If a party does not appoint a Qualified Appraiser within said ten (10) day period, the single Qualified Appraiser appointed shall be the sole appraiser and shall set the Fair Market Rent for the applicable Extended Term. If two Qualified Appraisers are appointed by the parties, they shall meet promptly, on five days' notice to the parties, to take such evidence and other information as the parties may deem reasonable to submit to the Qualified Appraisers. Within thirty days after the selection of the last of the two Qualified Appraisers to be appointed by the parties, the Qualified Appraisers shall render their opinions of the Fair Market Rent of the Premises as above qualified. If the lower of the two valuations is within ten percent of the higher valuation, they shall be averaged and the average of the two shall be the Base Rent for the Extended Term. If only one appraisal is timely submitted, that appraisal shall constitute the Base Rent for the Extended Term. If the lower of the two valuations is more than ten percent below the higher valuation, then the two Qualified Appraisers shall, within ten days following the last date for submission of the two appraisals of Fair Market Rent, appoint a third Qualified Appraiser, to decide the Fair Market Rent for the Extended Term as specified in Section 7 of this Addendum. If the two Qualified Appraisers are unable to agree upon a third Qualified Appraiser within such ten-day period, they shall notify the parties hereto in writing of their inability to appoint a third Qualified Appraiser, and within ten days following receipt of such notice either of the parties to this Lease, by giving five days' notice to the other party, may demand Arbitration as specified in Section 6 of this Addendum. If neither party applies for Arbitration within the ten-day period herein specified, the two appraisals of Fair Market Rent shall be averaged as stated above, and such average shall be the Base Rent for the Extended Term.

5. Arbitration. In the event the parties are unable to mutually agree upon a Base Rent for the Extended Term, and in such event proceed to Appraisal or Arbitration proceedings as specified below, both parties shall be bound to submit the matter for such determination. The procedure specified in this Addendum for appointment of Qualified Appraisers, delivery of appraisals, appointment of an Arbitrator, and determination of Fair Market Rent thereby, is herein collectively referred to as "Arbitration." The Arbitration shall be conducted and determined in the County where the Premises are situated. If the Arbitration is not concluded before the commencement of the Extended Term, Tenant shall pay Base Rent to Landlord in an amount equal to the Fair Market Rent set forth in the appraisal by Landlord's Qualified Appraiser until the Fair Market Rent is determined in accordance with the arbitration provisions hereof. If the Fair Market Rent as determined by Arbitration differs from that stated by Landlord's Qualified Appraiser, then any adjustment shall be made by payment by the appropriate party within thirty days after the determination of Fair Market Rent by Arbitration has been concluded, as provided herein. Tenant shall be obligated to make payment during the entire Extended Term of the Base Rent determined in accordance with the Arbitration procedure hereunder.

6. Demand for Arbitration. A party demanding Arbitration hereunder shall make its demand in writing ("Demand Notice") within ten (10) days after receipt of notice from the Qualified Appraisers that they have failed to appoint a third Qualified Appraiser as specified in Section 4 above. A copy of the Demand Notice shall be sent to the President of the Real Estate Board for the county in which the Premises are located. If there is no Real Estate Board, or Board President, in said county then a copy of the Demand Notice shall be sent to the Presiding Judge of the highest trial court in such county for the state in which the Premises are located. The Board President or Presiding Judge, whichever is applicable, is hereinafter referred to as the "Appointer." The Appointer, acting in his personal, private capacity, shall appoint within ten days thereafter a third Qualified Appraiser to be the "Arbitrator." The Arbitrator shall be qualified to serve as an expert witness, over objection, to give opinion testimony addressed to the issue in a court of competent jurisdiction.

7. Decision of the Arbitrator. As used herein, the term "Arbitrator" refers to a third Qualified Appraiser, selected by any of the methods heretofore set forth. The Arbitrator shall, within thirty (30) days after his appointment, state in writing his determination of the Fair Market Rent for the Extended Term (the "Third Opinion"). The Arbitrator shall have the right to consult experts and competent authorities with factual information or evidence pertaining to the determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right to cross examine. If the Fair Market Rent set forth in the Third Opinion is equidistant from the Fair Market Rent determination of Landlord's and Tenant's Qualified Appraiser, then the Fair Market Rent contained in the Third Opinion shall be the Fair Market Rent during the applicable Extended Term. If the Fair Market Rent of the Third Opinion is not equidistant from the Fair Market Rent made by Landlord's and Tenant's Qualified Appraiser, then the two closest Fair Market Rent determinations made by Landlord's Qualified Appraiser, Tenant's Qualified Appraiser and the Third Opinion shall be averaged and such average shall be the Fair Market Rent during the applicable Extension Period. The Fair Market Rent determined in accordance with the foregoing procedure shall be binding on the parties absent fraud or gross error. The Arbitrator shall render a decision and award in writing, with counterpart copies to each party. Judgment may be entered thereon in any court of competent jurisdiction.

8. Successor Arbitrator; Fees and Expenses. In the event of failure, refusal, or inability of the Arbitrator to act in a timely manner, a successor shall be appointed in the same manner as such Arbitrator was first chosen hereunder. The fees and expenses of the Arbitrator and for the administrative hearing fee, if any, shall be divided equally between the parties. Each party shall bear its own attorneys' fees and other expenses, including fees of witnesses in presenting evidence, and the fees and cost of its own Qualified Appraiser.

9. Satellite Devices. Provided there is no uncured event of a default by Tenant under the Lease and provided that Tenant is occupying and operating its business at the Premises, Tenant shall have the non-exclusive right, subject to the limitations set forth herein, at its sole cost and expense, to construct, install, maintain and operate not more than two satellite dishes or antennae or microwave or other communications devices (each a "Satellite Device") of a size approved by Landlord on the roof of the Building at no additional charge or rent other than for any additional costs to maintain the roof or any roof warranty. Tenant's rights hereunder are personal to Tenant and any Permitted Assignee, but not any other assignee, sub-tenant or transferee of any Tenant; provided, however, if any such Permitted Assignee requests the right to construct, install, maintain and operate a Satellite Device on the roof of the Building, Landlord shall not unreasonably withhold it's consent to such request, provided Tenant has not already installed the maximum of number of Satellite Devices as provided above. Tenant's rights hereunder are expressly conditioned upon and limited by the following:

(a) The precise location of the Satellite Device on the roof of the Building shall be subject to the approval of Landlord in its reasonable discretion, which approval shall not be unreasonably delayed or withheld.;

(b) Landlord shall specify the method of shielding the Satellite Device from view, or other decorative architectural features required to make the Satellite Device aesthetically pleasing in Landlord's sole and absolute discretion;

(c) Tenant shall indemnify, defend and hold harmless Landlord from and against all loss, cost, liability, obligation or expense whatsoever or any allegation or claim thereof arising as a result of the installation, existence, or operation of the Satellite Device, including, without limitation, damage to the roof, to the Building or to persons or property;

(d) Tenant shall submit to Landlord any plans for Landlord's prior written approval in its good faith discretion, including the aesthetic shielding noted above; which approval shall not be unreasonably withheld or delayed

(e) Tenant shall submit to Landlord a construction schedule for the construction and installation of the Satellite Device and architectural shielding subject to Landlord's prior written approval in its good faith discretion and thereafter conform to such schedule; which approval shall not be unreasonably withheld or delayed

(f) The installation, use, operation and maintenance of Satellite Devices by Tenant shall be in compliance with all statutes, laws, rules, regulations, ordinances, decrees or orders of any governmental authority, whether federal, state or local, having jurisdiction in connection therewith. Without limitation on the generality of the foregoing, Tenant shall secure and maintain in force and effect all governmental licenses, permits and approvals required for the installation and use of the Satellite Device, including any requisite building permits;

(g) Tenant's access to the roof of the Building for purposes of installing and maintaining the Satellite Device and related facilities shall be subject to such procedures, regulations and limitations as Landlord may reasonably impose; provided, however, that any such procedures, regulations and limitations shall not effectively prohibit or preclude access at all times. However, to the extent any cost to operate the Satellite Device is not separately metered to Tenant, Tenant shall reimburse Landlord for any cost incurred in connection therewith, which payment shall be made within thirty (30) days after receipt of written request from Landlord;

(h) Tenant agrees that, if Landlord makes any repairs or maintenance to the Building or Common Areas, or any alterations, modifications, additions or improvements to the Building or Common Areas, including any such work to the electrical, mechanical or other operating systems within the Building, Tenant at its sole cost shall make any reasonable concomitant adjustments or modifications to the Satellite Device and its related facilities, as such adjustments and modifications are determined to be necessary by any architect, engineer or other contractor engaged by Landlord in connection therewith, or, at Tenant's option, the Satellite Device may be removed by Tenant from the roof at any time. The making of the requisite adjustments and modifications for the Satellite Device and its related facilities shall be made in accordance with plans and specifications which are prepared, submitted, reviewed and approved by Landlord in its sole and absolute discretion; and

(i) At the expiration or earlier termination of the Lease, Tenant must remove or cause the removal of the Satellite Device and its related facilities from the Building at Tenant's sole cost and expense. Such removal shall be done in a good and workmanlike manner, and Tenant, at its sole cost and expense, shall repair and restore any resulting injury or damage to the Building and Common Areas. If Tenant fails to complete the removal by the expiration or earlier termination of this Lease, then at Landlord's election, the Satellite Device and its related facilities shall be deemed abandoned and at Landlord's option in its sole and absolute discretion, shall thereupon become the property of Landlord, in which case Landlord may possess, use, dispose of and otherwise enjoy the beneficial incidents of the ownership thereof as Landlord deems appropriate. Tenant hereby irrevocably waives any rights it has to the contrary under applicable laws.

Tenant agrees and understands that the review of all plans by Landlord is solely to protect the interests of Landlord in the Building, and Landlord shall not be the guarantor of, nor responsible for, the correctness, completeness or accuracy of any such plans or their compliance with applicable laws. Landlord's approval of any matter under this section shall not: (i) constitute an opinion or agreement by Landlord that such plans for the Satellite Device are in compliance with applicable laws, (ii) impose any present or future liability on Landlord; (iii) constitute a waiver of Landlord's rights under the Lease; (iv) impose on Landlord any responsibility for a design and/or construction defect in the Satellite Device, (v) constitute a representation or warranty regarding the completeness or accuracy of any plans, or (vi) such plans or any work are in accordance with industry standards or will make the Satellite Device operational.

ADDENDUM NO. 2

RIGHT OF FIRST OFFER

This Addendum No. 2 (this "Addendum") is made in connection with and is a part of that certain Full Service Office Lease dated as of March 29, 2002, by and between Bedford Property Investors, Inc., as Landlord, and eCollege.com, as Tenant (the "Lease").

1. Expansion First Floor. If Tenant is not in default of any term or provision of the Lease, and is in occupancy of and conducting its business in all of the Premises, Tenant shall have the one time right to lease the remaining space on the first floor of the Building (the "First Floor Expansion Space") at the expiration of the initial lease with a third party for such First Floor Expansion Space or portion thereof, which initial lease of such space shall be for not more than 60 months. Any options to extend offered to such third party tenant shall be subordinate to eCollege's expansion option while Tenant's option to expand under this Section 1 is viable. Tenant must exercise its option to expand and lease the First Floor Expansion Space, if at all, by written Notice (the "Notice of First Floor Exercise") to Landlord not less than nine months prior to the earlier of (a) the expiration of the initial Term of the Lease or (b) the expiration of the initial term of such third party lease, provided Landlord has notified Tenant of such initial term. If Tenant does not provide its Notice of First Floor Exercise within said time period, such right or option under this Section 1 shall expire and be of no further force or effect. The lease of the First Floor Expansion Space will be on the same terms and conditions for the Lease of the Premises, except that (i) any allowance or improvements granted or made by Landlord or any tenant improvements or other alterations will not apply, (ii) the term of the lease of such space will be the same as the then applicable Term of the Lease, unless there remains less then 12 months remaining on the Term and Tenant does not elect to extend for the first Extended Term (as defined in Addendum No. 1 to the Lease), in which case the Term for the First Floor Expansion Space will expire 12 months after the then applicable Term of the Lease, and (iii) the Base Rent for said option space will be the Fair Market Rent for such space as herein after provided. The Fair Market Rent for First Floor Expansion Space will be consistent with and determined in the same manner for the determination of Fair Market Rent for an Extended Term as provided in Addendum No. 1 to the Lease, except that: (a) the Fair Market Rent will give due consideration to the existing improvements in the First Floor Expansion Space and an allocation of tenant improvement allowances for new leases of second generation spaces that have been previously improved for occupancy by prior tenants, as such tenant improvement allowance will be adjusted to reflect the shorter term of the lease of the First Floor Expansion Space; and (b) Landlord's Notice will include the proposed Fair Market Rent and if the parties are unable to agree upon the Fair Market Rent for the First Floor Expansion Space within 30 days, then Tenant may cancel its Notice of First Floor Exercise upon Notice to Landlord by the end of said 30-day period, in which case the right or option of Tenant under the Section 1 to Lease the First Floor Expansion Space will be of no further force or effect. If Tenant does not provide such written notice of cancellation of the Notice of First Floor Exercise as provided above and the parties do not agree on the Fair Market Rent within said 30-day period, then either party may commence the appraisal and Arbitration process for determining Fair Market Rent consistent with the process for determining Fair Market Rent for an Extended Term.

2. First Offer Right in Building. If at any time during the initial Term of this Lease, any space in the Building (hereinafter the "Offer Space") is available or will become available for lease within six months from the date of Landlord's Notice (hereinafter defined), Landlord shall inform Tenant in writing of the date that the Offer Space will be available to lease and the principal terms and conditions under which Landlord is willing to lease the Offer Space (hereinafter, the "Landlord's Notice"), which terms shall reflect the Fair Market Rent for the Offer Space. Within ten (10) business days following Tenant's receipt of Landlord's Notice, Tenant shall notify Landlord in writing whether or not Tenant desires to lease the Offer Space on the terms and conditions specified in Landlord's Notice, subject to the process to determine Fair Market Rent for the Offer Space. In the event that Tenant fails to timely respond to Landlord's Notice, or in the event that Tenant proposes other terms and conditions for the lease of the Offer Space than those proposed in Landlord's Notice other than as set forth in Section 2.2 below, it shall be deemed that Tenant has waived any right to lease the Offer Space. Thereafter Landlord may lease the Offer Space to any party whatsoever on whatever terms and conditions Landlord may desire, notwithstanding the terms and conditions contained in Landlord's Notice, subject to the limitation set forth in Section 2.1 below. The Fair Market Rent for Offer Space will be consistent with and determined in the same manner for the determination of Fair Market Rent for an Extended Term as provided in Addendum No. 1 to the Lease, except that: (a) the Fair Market Rent will give due consideration to the existing improvements in the Offer Space and a pro rata allocation of tenant improvement allowances for new leases of second generation spaces that have been previously improved for occupancy by prior tenants, as such tenant improvement allowance will be adjusted to reflect the applicable term of the lease of the Offer Space; and (b) Landlord's Notice will include the proposed Fair Market Rent and if the parties are unable to agree upon the Fair Market Rent for the Offer Space within 30 days, then Tenant may cancel its acceptance of Landlord's Notice and not lease the Offer Space upon Notice to Landlord by the end of said 30-day period. If Tenant does not provide such written notice of cancellation of acceptance of Landlord's Notice within said 30-day period as provided above and the parties do not agree on the Fair Market Rent within said 30-day period, then either party may commence the appraisal and Arbitration process for determining Fair Market Rent consistent with the process for determining Fair Market Rent for an Extended Term.

2.1 Changes in the Offer. If Landlord negotiates terms and provisions with another party which are on balance 10% or more less expensive than the least expensive terms offered to Tenant in the Offer Notice (taking into account, for example, the monthly base rent, leasehold improvement allowance, other inducements or concessions and other economic factors in the respective offers; the "Less Expensive Terms"), Landlord shall prior to entering into a lease with such third party for the Offer Space, offer the Offer Space (or portion thereof) to Tenant on such Less Expensive Terms (the "Subsequent Notice"), and Tenant shall have five (5) business days following receipt of the Subsequent Notice to either accept or reject such Offer Space at such Less Expensive Terms. If Tenant fails to timely respond to the Subsequent Notice, or in the event that Tenant proposes other terms and conditions for the Lease of the Offer Space than those proposed in the Subsequent Notice, it shall be deemed that Tenant has waived any right to lease the Offer Space (subject to the provisions of this Section 2.1), this Right of First Offer shall be deemed void and of no further force and effect with respect to the offer on the terms in the Subsequent Notice (or for not more than 10% less expensive rental terms than the rental terms in the Subsequent Notice), but not to subsequent offers and availability that may be more than 10% less expensive than the rental terms in the Subsequent Notice.

2.2 Documentation. In the event that Tenant timely and properly responds to Landlord's Notice and elects to lease the Offer Space on the terms and conditions set forth in Landlord's Notice, it shall be deemed that Tenant has irrevocably committed to lease the Offer Space on the terms and conditions contained in Landlord's Notice except as set forth below in this Section 2, and Landlord and Tenant shall, as soon as reasonably possible, enter into a written amendment of the Lease, incorporating the Offer Space into the premises leased by Tenant, and otherwise amending the Lease, including the minimum rent due thereunder and Tenant's share of operating expenses, to reflect the inclusion of the Offer Space in the premises demised to Tenant under the Lease.

2.3 Term. If the Offer Space contains 9,000 square feet or less of Rentable Area, the lease term for the lease on the Offer Space shall be coterminous with the Term of the Lease. If the Offer Space contains more than 9,000 square feet of Rentable Area, the lease term for the lease on the Offer Space shall be coterminous with the Term of the Lease only if there are three or more years remaining on the original Term of the Lease as of the date the new lease would commence. If the Offer Space contains more than 9,000 square feet of Rentable Area and fewer than three years remain on the Term of the Lease, Landlord and Tenant agree to negotiate in good faith to establish a market lease term (of a length not less than 3 years or more than 5 years) exclusively for the expansion space, but if the parties fail to agree on such term within 20 days after Tenant's acceptance of the offer to lease the Offer Space in Landlord's Notice, then Tenant will have waived its right to lease the Offer Space and its acceptance of Landlord's Notice shall be automatically rescinded.

3. Expansion Opportunity. As of the date hereof, the original Landlord signing the Lease as Landlord, owns additional property in Belleview Corporate Plaza (the "Other Properties"). Tenant has indicated that it contemplates expanding its business in the future, which may result in the need for Tenant to lease more space than the amount of space included in the Premises or available under the expansion right provided in Sections 1 and 2 of this Addendum. However, Tenant is not prepared or desirous of committing to lease any such additional space at this time.

Provided that Tenant is not in default of the Lease (after Landlord has delivered a notice of default therefor under the Lease), Tenant may notify Landlord in writing of the total amount of additional space Tenant is willing, ready and able to Lease in the Other Properties (the "New Space Notice") then owned by the original Landlord signing the Lease as Landlord and its affiliates. For purposes hereof, an "affiliate" of Landlord shall mean any trust, corporation or partnership: (i) which owns the majority of the ownership interests of Landlord, (ii) the majority of whose ownership interests is owned by Landlord; or (iii) the majority of whose ownership interests is owned by Landlord's parent corporation. As long as there has been no change in the ownership or control of Landlord's Other Properties other than for transfers to affiliates of Landlord, and if Landlord and Tenant can agree in writing, as provided below, on terms acceptable to each party in its sole and absolute discretion, to lease such other space, Tenant may expand into such other space located in Landlord's Other Properties ("Other Space"). If Landlord proposes lease terms for the lease of space in the Other Properties, Tenant shall have five (5) days to accept in writing such new terms and the parties shall have ten (10) days thereafter to enter into a new written lease agreement. The failure of Tenant to provide written notice of acceptance shall be deemed a rejection. If Tenant does not accept such new lease terms or the parties do not enter into such new written lease agreement within the applicable time period, then the provisions of this section shall be of no further force or effect. No court, arbitrator, mediator, appraiser or other third party shall have the right to determine the terms and conditions for any lease of the Other Space. The foregoing shall not be construed or deemed an obligation by Landlord, to lease any other space to Tenant, but only an effort to attempt to accommodate Tenant's space needs if Landlord determines in its sole and absolute discretion that such other space is available in the Other Properties. Neither Landlord nor any of agents or managers has made any representation, warranty, commitment or guaranty that any other premises will be available for lease to Tenant and Landlord shall not be liable to Tenant if Landlord fails for any reason or no reason to provide a proposal for lease of other space even if such other space becomes available at any time in the future.

The provisions of this section shall not bind, restrict or impair Landlord in leasing any space or selling, transferring, encumbering or otherwise disposing of any of the Additional Properties or the interests in Landlord. The provisions of this section shall not be binding on any successor to Landlord or purchaser of the Building or any of the Other Properties. The provisions of this section shall automatically be of no further force or effect from and after any sale, transfer or other disposition of the Building or any of the Other Properties. If any property in the Other Properties is sold, transferred or otherwise disposed of by Landlord, then any lease by Tenant thereafter of space in such disposed property that was formerly a part of the Other Properties shall not obligate Landlord to enter into a termination of the Lease.

4. HealthOne Priority. The rights granted under this Addendum are subordinate only to the existing expansion rights of HealthOne which are solely for space on the third floor of the Building.

5. Personal. The rights granted under this Addendum are personal to the original Tenant under the Lease and any Permitted Transferee, and notwithstanding anything to the contrary contained in the Lease, the rights to extend the Term are not otherwise assignable or transferable by Tenant. Landlord grants the rights contained herein to Tenant in consideration of Tenant's strict compliance with the provisions hereof, including, without limitation, the manner of exercise. Tenant further agrees that this option is immediately terminated on the occurrence of any Bankruptcy Event set forth in Section 2.2 of the Lease.